QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORLDGATE COMMUNICATIONS, INC.
(Name of Small Business Issuer in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4841 (Primary Standard Industrial Classification Code Number)	23-2866697 (I.R.S. Employer Identification Number)
3190 Tremont Avenue Trevose, PA 19053 215-354-5100 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)	Randall J. Gort, Esq. 3190 Tremont Avenue Trevose, PA 19053 215-354-5100 (Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:

Walter J. Mostek, Jr., Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, Pennsylvania 19103

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Per Share Price(3)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value	705,701	$2.17	$1,531,371	$194

Common Stock, $0.01 par value(4)	4,819,150	$2.17	$10,457,555	$1,325

Common Stock, $0.01 par value(5)	2,409,571	$2.17	$5,228,769	$662

Common Stock, $0.01 par value(6)	2,409,575	$2.17	$5,228,778	$662

Total Registration Fee				$2,843

(1)
Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the preferred shares, warrants and additional investment rights issued to the selling security holders.

(2)
On June 24, 2004, we completed a private placement of units comprising an aggregate of 7,550 shares of our preferred stock, five-year warrants to purchase 1,606,380 shares of our common stock, and additional investment rights to purchase 1,606,383 shares of our common stock. On June 11, 2004, we issued 39,035 shares of our common stock in connection with the settlement of a dispute. On April 23, 2004, we completed a private placement of 666,666 shares of our common stock. This registration statement covers the re-sale of the common stock issued, and the common stock issuable upon conversion of the preferred stock, upon exercise of the warrants and additional investment rights, and as dividends on the preferred stock, as applicable, in connection with the June private placement, the June settlement, and the April private placement.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock as reported on the Nasdaq SmallCap Market on July 20, 2004.

(4)
Includes shares of common stock issuable upon conversion of preferred stock and estimated to be issued as dividends on the preferred stock.

(5)
Includes shares of common stock issuable upon exercise of common stock purchase warrants.

(6)
Includes shares of common stock issuable upon exercise of additional investment rights.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 23, 2004

PROSPECTUS

WORLDGATE COMMUNICATIONS, INC.

10,343,997 Shares of Common Stock

        This prospectus relates to the reoffer and resale, from time to time, of up to 10,343,997 common shares by the selling security holders listed on pages 12 and 17 of this prospectus.

        The reoffer and resale of the common shares covered by this prospectus will be made by the selling security holders listed in this prospectus or by those holders' pledgees, donees, transferees, partners, or other successors in interest, in accordance with one or more of the methods described in the plan of distribution, which begins on page 17 of this prospectus. We will not receive any of the proceeds from the sale of any common shares by the selling security holders, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws.

        Our common stock is listed on the Nasdaq SmallCap Market under the symbol "WGAT." On July 22, 2004 the last reported sale price of our common stock on the Nasdaq SmallCap Market was $2.06 share.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

July 23, 2004

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

WORLDGATE COMMUNICATIONS, INC.

PROSPECTUS SUMMARY

        This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under "Risk Factors."

        References to "we," "us," "our company" and "WorldGate" refer to WorldGate Communications, Inc. together with its subsidiaries.

Our Business

        WorldGate has developed a personal video phone that it plans to market under the trademark Ojo. Ojo employs proprietary image processing and system designs to deliver "true to life" synchronized images and sound.

        Through an assembled team of engineers and management chosen from the cable, telecommunications, high-definition television and computer industries, WorldGate has developed a wireless video phone, ergonomically designed specifically for in-home and business, personal video communication. WorldGate identified several past issues that have interfered with commercial success and consumer acceptance of video phones and sought to address each of these issues within Ojo. We believe that Ojo is differentiated, both from competitors and from previous efforts at personal video telephony, by providing: true to life communication, interoperation with the public switched telephone network, or PSTN, ease of deployment by cable and direct subscriber line, or DSL, operators as well as end-users, and a highly styled ergonomic design. We believe Ojo is further differentiated by the development of a state of the art connectivity infrastructure, which leverages the convergence of the latest compression technology, processing power and increased bandwidth availability to help ensure, enable and maintain dedicated high quality end-to-end connections.

        In December 2003, we announced that we reached an agreement with Mototech Inc. for future design and engineering services by Mototech. We had previously announced in November 2003, that we had contracted with Mototech to assist us with the design and volume manufacture of our Ojo personal video phone.

        In January 2004, we successfully demonstrated the capability of delivering high quality video telephone over the Internet. Using our Ojo video phone, we demonstrated repeated quality calls between our headquarters in suburban Philadelphia and Las Vegas. Using a data rate of 150 kbps, we made video calls with full motion video displayed at 30 frames per second, similar to that of broadcast television. The calls provided consistent, true-to-life, synchronized, voice and video communications during peak Internet usage time periods. We believe this was the first successful demonstration of H. 264-based signal processing technology in a personal video phone.

        On April 28, 2004, we entered into an exclusive multi-year agreement for the worldwide development and distribution of the Ojo personal video phone with General Instrument Corporation d/b/a the Broadband Communication Sector of Motorola, Inc. Under the terms of the agreement,

Motorola will market the Ojo personal video phone as part of its "connected home" portfolio of consumer broadband solutions. Motorola will distribute Ojo worldwide through broadband service providers, retailers, and distributors of telecommunications products. During July 2004, we received a $5.0 million initial order from Motorola for the Ojo personal video phone.

        We are in the process of conducting trials of the Ojo video phone with several cable and DSL operators which are planned to continue over the next few months, and we expect the product to be available to consumers and businesses in the fall of this year.

        The initial market for video phones is expected to be comprised of existing high-speed data customers, including both existing DSL and cable modem subscribers. Kagan Worldwide Media estimates that by the end of 2008 there will be almost 45 million modem subscribers in the United States while the international market is projected to approach 170 million DSL and cable modems by 2008. These modem users provide a large target market for a quality, low cost video phone offering. Additional video phone growth is expected to be derived from new technology adopters and regular long distance communicators such as families and close friends. We also expect that the business-to-business opportunity will be attractive as a means to improve interpersonal communication and multi-location productivity.

        Our business model, as is typical of a consumer electronics product, is based upon the sale of Ojo video phones and does not rely upon any service fees or other recurring revenue stream for WorldGate, although such recurring streams may materialize. We believe that cable and DSL operators could realize significant recurring revenue streams associated with offering this product. We have also developed this product to require very minimal capital investment or incremental costs for deployment. We expect to market and sell our products to cable and DSL operators as well as to consumers through our distribution agreement with Motorola. Our marketing objective is to have video phones, and Ojo in particular, supplement and hopefully replace ordinary home and business phones worldwide.

        Since our formation in 1995 and until recently, our company has been in the business of developing and selling interactive television, or ITV, technology, products and services for use in conjunction with cable TV broadband networks (the "ITV Business"). Using our solutions, cable TV operators branded, marketed, and offered a wide variety of ITV packages to consumers. These packages included walled gardens of information, communications solutions complete with Internet-based e-mail and chat, and Web surfing, all presented and engaged on the TV set.

        During the third quarter of 2003, we completed a sale of certain assets, including various non-essential inventory and fixed assets, our ITV intellectual property rights and our membership interest in TVGateway, LLC, for $3 million in cash to TVGateway, LLC, a company we were instrumental in forming. Our transaction with TVGateway, LLC marked a shift in our business away from the ITV Business and toward a new video phone product and associated business. In 2003 we recorded a full valuation allowance of approximately $1.6 million against our remaining inventory. The funds we received from the sale of assets to TVGateway, LLC, the prepayment by Motorola against future product purchases under our development and distribution agreement, as well as the funds we received as a result of private placements of our securities on December 1, 2003, December 4, 2003, January 21, 2004, April 23, 2004, and June 24, 2004, have permitted us to fund the development of our new business.

        On December 1, 2003 and December 4, 2003, we completed private placements resulting in an aggregate issuance of 2,000,000 shares of our common stock at a sale price of $0.80 per share, five-year warrants to purchase up to 600,000 shares of our common stock at an exercise price of $1.00 per share, and additional investment rights to purchase, for a limited period of time, up to 400,000 shares of our common stock at an exercise price of $0.80 per share. In addition, we agreed to issue warrants to purchase up to an additional 120,000 shares of our common stock at an exercise price of $1.00 per share upon the exercise of the additional investment rights. The December 2003 private placements resulted in aggregate gross proceeds to our Company of approximately $1.6 million.

        On December 19, 2003, we issued 625,000 shares of our common stock to Mototech Inc. as payment in lieu of a payment of $500,000 that otherwise would be due under our manufacturing agreement with them.

        On January 21, 2004, we completed another private placement resulting in an issuance of 1,000,000 shares of our common stock at a sale price of $1.50 per share, five-year warrants to purchase up to 300,000 shares of our common stock at an exercise price of $1.875 per share, and additional investment rights to purchase, for a limited period of time, up to 200,000 shares of our common stock at an exercise price of $1.50 per share. In addition, we agreed to issue warrants to purchase up to an additional 10,000 shares of our common stock at an exercise price of $1.875 per share upon the exercise of the additional investment rights. The January 2004 private placement resulted in gross proceeds to our Company of approximately $1.5 million.

        On April 23, 2004, we completed a private placement of 666,666 shares of our common stock with Mototech Inc., at a sale price of $1.50 per share. The private placement resulted in gross proceeds to us of $1 million.

        On June 11, 2004, we entered into an agreement with Sejin America to settle a dispute with respect to certain inventory alleged to have been purchased by our Company. In connection with the agreement, we issued 39,035 shares of our common stock to Sejin America in full settlement of the dispute.

        On June 24, 2004, we completed a private placement that resulted in the issuance of 7,550 shares of our preferred stock at a sale price of $1000 per share, which preferred stock is convertible into our common stock at a conversion price of $2.35 per share, five-year warrants to purchase up to 803,190 shares of our common stock at an exercise price of $2.69 per share, and five-year warrants to purchase up to 803,190 shares of our common stock at an exercise price of $3.14 per share. The investors also received an additional investment right, for a limited period of time, to purchase 1,606,383 additional shares of common stock shares at $3.14 a share. The June 2004 private placement resulted in gross proceeds to our Company of $7,550,000.

Our Company

        We were incorporated in Delaware in 1996 to succeed to the business of our predecessor, WorldGate Communications, L.L.C., which commenced operations in March 1995. In April 1999, we completed our initial public offering of 5,000,000 shares of our common stock. We maintain our primary Website at www.wgate.com. Our Website, and the information contained therein, are not part of this prospectus. Our executive offices are located at 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053. Our telephone number is (215) 354-5100.

RISK FACTORS

        This offering and an investment in our securities involves a high degree of risk. Investors should consider each of the risks and uncertainties described in this section and all of the other information in this prospectus before deciding to invest in our common stock. Our business, financial condition and results of operations could be severely harmed by any of the following risks. The trading price of our common stock could decline if any of these risks and uncertainties develop into actual events. Investors may lose all or part of the money paid to buy our common stock.

Our ITV Business has accounted for all of our revenues to date; we cannot reliably project our continued revenues, and we expect to incur significant losses for an indefinite period of time.

        The ITV Business, including the assets we sold in the TVGateway transaction, has historically accounted for substantially all of our revenue. As a result of the TVGateway transaction as well as our continued going concern considerations, no assurances can be provided as to the amount of ongoing revenues, if any, or to the periods in which any such revenues may be received. Our video phone business involves the development of a new and as yet unreleased product line with no market penetration in an undeveloped market sector. We do not expect our video phone business to produce any significant revenues in the near term, and we plan to operate at a loss through at least 2005. We cannot predict when or to what extent our video phone product will begin to produce revenues, or whether we will ever reach profitability. If we are unable to achieve significant levels of recurring revenue from our video phone business, our losses will likely continue indefinitely. If this occurs, the market price of our common stock and our viability as a going concern could suffer.

We will not have sufficient working capital to fund our continuing video phone business, and we may be unable to obtain additional capital. If we obtain additional financing, you may suffer significant dilution.

        Despite the receipt of proceeds from the sale of non-essential assets, the TVGateway transaction and the December 1, 2003, December 4, 2003, January 21, 2004, April 23, 2004 and June 24, 2004 private placements of our securities, we anticipate that we may need to seek additional third party investment in the second half of 2005 in order to provide additional working capital for our video phone business in the event we are not able to generate sufficient revenue from our video phone business. We cannot be certain that financing from third parties will be available on acceptable terms to us or at all. The extent and timing of our future capital requirements will depend upon several factors, including the rate of market acceptance of our products, the degree of competition for our products, and our level of expenditures, including those for product development, sales and marketing. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. The levels of funding of pre-revenue-stage companies generally by both venture funds and strategic investors have fallen dramatically in the past few years. If we cannot raise funds on acceptable terms, we may not be able to develop our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business. If we are unable to secure such additional financing, we will have to curtail or suspend our business activities and may have to seek protection of the bankruptcy courts. If that happens, you could lose your entire investment. If we cannot raise additional financing on acceptable terms, we may not be able to continue to operate our business as a going concern. Further, if we issue equity securities, our shareholders may experience severe dilution of their ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock. If our common stock is listed on The Nasdaq National Market or The Nasdaq SmallCap Market at the time of the proposed equity financing resulting in the sale and issuance of twenty percent or more of the outstanding shares of our capital stock, we may be required to obtain stockholder approval of such issuance. There can be no assurance that we will be able to obtain any necessary stockholder approval, and the failure to obtain such approval could limit our ability to obtain needed capital. Due to the factors mentioned herein, our accountants have stated in their audit report that there is substantial doubt about our ability to continue as a going concern.

We expect to be increasingly dependent on a single line of business that currently has no products or revenues. We cannot predict our future results because our video phone business has no operating history.

        Since the recent consummation of the TVGateway transaction, our primary line of business has become the development of video phone products and technology. We are still in the process of completing our design for a commercially releasable product based on this technology and consequently there are currently no revenues from this line of business. Given the lack of operating history in the video phone business, it is difficult to predict our future results. Investors should consider the risks and uncertainties that we may encounter as a pre-revenue-stage company in a new and unproven market. These uncertainties include:

  •
  our ability to design and engineer products having the technological features planned for the video phone product line in a cost efficient manner;

  •
  consumer demand for, and acceptance of, the video phone business products;

  •
  our ability to demonstrate the benefits of our products and services to end users;

  •
  our unproven and evolving business model;

  •
  unfavorable economic conditions in the technology industry;

  •
  decreased capital spending on technology due to adverse economic conditions; and

  •
  global economic conditions.

Our video phone technology and products are not fully developed, are not fully tested, and remain subject to significant uncertainty.

        Our video phone technology and products are in the development stage and have not been fully completed or proven. The market for products related to video telephony is characterized by uncertain user and customer requirements, and the emergence of new communications standards and practices. Each of these characteristics could impact our video phone products, intellectual property and system designs. The successful development of our products is subject to the risks that:

  •
  our proposed product is found to be ineffective for the intended purposes;

  •
  the proposed product is uneconomical to manufacture or market or does not achieve broad market acceptance; and

  •
  third parties hold proprietary rights that preclude us from marketing the product.

        Significant undetected errors or delays in new products or releases may affect market acceptance of our product. There can be no assurance that, despite our testing, errors will not be found in the initial product or subsequent releases after the commencement of commercial shipments, resulting in loss of customers or failure to achieve market acceptance. In addition, our video phone technology and product will need to be compatible with a broad array of disparate technologies in order to be interoperable with other products routinely used in cable operations such as routers, switches, operating systems and billing systems software. Without compatibility, we may not achieve market acceptance or demand for our products within our target base of customers because our products will not operate with many of the applications the target customers currently use.

Our landlord has obtained a judgment against us and may take possession of our executive office facility at any time.

        We have not paid our rent on our current facility since May 2003. As a result, our landlord, 3190 T General, Inc. in September 2003, filed an action in the Court of Common Pleas, Bucks County Pennsylvania to perfect its interest to take possession of our facility at any time, and to establish damages for past rent and expenses. A judgment has been granted allowing our landlord to regain possession of the facility, although we remain in the facility and have been in the process of attempting to negotiate a settlement of our lease obligation with the landlord in an effort to reduce our outstanding liability and secure the continued right to occupy the facility with a reduced ongoing lease obligation. In lieu of rent payments our landlord has drawn from our security deposit to satisfy the unpaid rent and such deposit has now been fully depleted. In addition, we have recently been informed that the landlord's mortgage holder has become a successor to the landlord's interest in the property and, accordingly, any future negotiations will now be with the mortgage holder. There is no assurance that we will reach a settlement.

We will rely on third parties to provide certain components for our video phone products. If our vendors fail to deliver their products in a reliable, timely and cost-efficient manner, our business will suffer.

        We expect to depend on relationships with third parties such as contract manufacturing companies, chip design companies and others who may be sole source providers of key, leading edge technology components critical for the product we are developing in our video phone business. A formal relationship with Mototech Inc. has been established for the volume manufacture of Ojo. If Mototech Inc. or other providers of exclusive proprietary technology do not produce these components on a timely basis, if the components do not meet our specifications and quality control standards, or if the components are otherwise flawed, we may have to delay product delivery, or recall or replace unacceptable products. In addition, such failures could damage our reputation and could adversely affect our operating results. As a result, we could lose potential customers and any revenues that we may have at that time may decline dramatically.

We may not be able to meet our product development objectives or market expectations.

        Our video phone product development efforts are inherently difficult to manage and keep on schedule and there can be no assurance that we will be able to meet our development objectives or to meet market expectations. In addition to development delays, we may experience substantial cost overruns in completing development of our product. The technological feasibility for some aspects of the product that we envision is not completely established. The product being developed by us may contain undetected flaws when introduced. There can be no assurance that, despite testing by us and by potential customers, flaws will not be found in the product, resulting in loss of or delay in market acceptance. We may be unable, for technological or other reasons, to develop and introduce the product in a timely manner in response to changing customer requirements. Further, there can be no assurance that while we are attempting to finish development of our product, a competitor will not introduce a similar product. The introduction by a competitor of either a similar product before we introduce our product, or a superior alternative to our product, may diminish our technological advantage, render our product and technologies partially or wholly obsolete, or require substantial re-engineering of our product in order to become commercially acceptable. Our failure to maintain our product development schedules, avoid cost overruns and undetected errors or introduce a product that is superior to competing products would have a materially adverse effect on our business, financial condition and results of operations.

We are highly dependent on our key personnel to manage our business, and because of competition for qualified personnel we may not be able to recruit or retain necessary personnel.

        Our continued growth and success depend to a significant degree on the continued services of our senior management and other key employees and our ability to attract and retain highly skilled and experienced technical, managerial, sales and marketing personnel. We have historically been a developer of products related to ITV. Our video phone business represents an expansion into the development of telecommunications hardware and software products in which we have limited experience. As we enter this new line of business, we also expect to encounter new product development challenges, new customer requirements, new competitors and other new business challenges, with which our existing management may be unfamiliar. There can be no assurance that we will be successful in recruiting new personnel or in retaining existing personnel. None of our employees is subject to a long-term employment agreement. The loss of one or more key employees or our inability to attract additional qualified employees could have a material adverse effect on our business, results of operations and financial condition. In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

We may not be able to compete successfully in the highly competitive and rapidly evolving broadband communications market.

        The market for products that utilize broadband communications is still developing and there can be no assurance that our product will ever achieve market acceptance. Because we have no existing customers for our video phone business, we must convince cable operators and other broadband network providers to buy our video phone product. To the extent we do not achieve growth, it will be difficult for us to generate meaningful revenue or to achieve profitability.

We may not be successful in developing or maintaining strong distribution channels for our video phone products.

        The success of the video phone business depends on developing strong relationships with cable operators and other broadband communications providers who are selling products and services to end-users. In addition to establishing our distribution relationship with Motorola, we plan to rely on our and their United States cable operator relationships as well as their relationships with electronics distributors and retailers in domestic and international markets to market our video phone products. If we are not successful in creating a strong distribution channel in a timely manner, we may not gain significant sales.

We may not be able to protect intellectual property of our video phone business against third-party infringements or claims of infringement.

        Failure to protect our intellectual property rights may result in a loss of our exclusivity or the right to use our video phone technology. We plan to rely on patent, trade secret, trademark and copyright law to protect our video phone intellectual property. Although we have filed multiple patent applications for our technology, our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, there can be no assurance that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented or challenged. Moreover, there can be no assurance that the rights granted under any such patents will provide competitive advantages to us or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

        We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with our current and future strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

        Some of our video phone intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties. If we do not adequately secure our freedom to use our video phone technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation or be enjoined from using such intellectual property. If we are found to be infringing third-party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. While we are not currently engaged in any material intellectual property disputes or litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation concludes favorably for our company.

Legal and regulatory developments could have adverse consequences for our business.

        The legal and regulatory environment that pertains to our business is uncertain and changing rapidly. New legislation or regulations could be introduced that could substantially impact our ability to launch and promote the Ojo video phone. For example, in the United States, the Federal Communications Commission, or FCC, could undertake an examination of whether to impose surcharges or additional regulations upon certain providers of Internet protocol, or IP, based communication services. The imposition of regulations on IP communications services may negatively impact our business.

The use of the high speed data infrastructure as a commercial marketplace is at an early stage of development.

        Demand and market acceptance for recently introduced products and services over the high speed data, or HSD, infrastructure are still uncertain. We cannot predict whether customers will be willing to shift their traditional telephone activities online. The HSD infrastructure may not prove to be a viable commercial marketplace for a number of reasons, including:

  •
  concerns about security;

  •
  Internet congestion;

  •
  inconsistent service; and

  •
  lack of cost-effective, high-speed access.

        If the use of the HSD infrastructure as a commercial marketplace does not continue to grow, we may not be able to grow our customer base, which may prevent us from achieving profitability.

In the event that our common stock is delisted from Nasdaq SmallCap Market and trades below $1.00, it may be subject to the requirements of the rules relating to "penny stocks."

        Our common stock is currently listed on the Nasdaq SmallCap Market, which has requirements for the continued listing of stock. One of the continued listing requirements is that our common stock maintain a minimum bid price of $1.00 per share. If our common stock trades below $1.00 for 30 consecutive trading days, or if we fail to meet any of the other listing requirements including the market capitalization and minimum stockholders equity requirements, our common stock may be delisted from the Nasdaq SmallCap Market. If our shares are delisted from the Nasdaq SmallCap Market, they are likely to become subject to the SEC penny stock rules, which could adversely affect the market liquidity of our common stock. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors; and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline, and you could find it more difficult to sell your stock.

We may be required to pay up to $0.5 million to TVGateway for breaches of our representations in the Asset Purchase Agreement.

        In connection with the Asset Purchase Agreement we entered into with TVGateway for the sale of certain ITV Business assets, we have an obligation to indemnify TVGateway for any losses from breaches of our representations or warranties in the Asset Purchase Agreement that occur within 12 months after the closing date of the TVGateway transaction or within the applicable statute of limitations period for claims relating to our ownership of our assets, payment of our taxes, and our compliance with applicable laws, if longer. Our indemnification obligations are limited by an overall cap of $0.5 million on the amount of the indemnification. Although we know of no breaches of our representations or warranties, the payment of any such indemnification obligations would adversely impact our cash resources and our ability to pursue our video phone business.

Our stock price is volatile.

        The trading price for our common stock has been volatile, ranging from a sales price of $0.25 in April 2003, to a sales price of over $3.25 per share in May 2004. The price has changed dramatically over short periods with changes of over 60% percent in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk.

This offering may have an adverse impact on the market value of our stock.

        This prospectus relates to the sale or distribution of up to 10,343,997 shares of common stock by the selling security holders. We will not receive any proceeds from these sales and have prepared this prospectus in order to meet our contractual obligations to the selling security holders. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.

Risks associated with the potential exercise of our warrants and additional investment rights outstanding.

        Pursuant to the June 24, 2004 private placement, we issued shares of our preferred stock, convertible into our common stock at a conversion price of $2.35 per share, and five-year warrants with exercise prices of $2.69 and $3.14 per share. The investors also received an additional investment right, for a limited period of time, to purchase additional shares of common stock shares at $3.14 a share. In connection with the January 21, 2004 private placement, we issued warrants to purchase shares of our common stock with exercise prices of $1.875. In addition, in connection with the December 1, 2003 and December 4, 2003 private placements, we issued warrants to purchase shares of common stock with exercise prices of $1.00 per share.

        The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity and debt funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership. The possible future sale of shares issuable on the exercise of outstanding warrants and additional investment rights could adversely affect the prevailing market price of our common stock. Further, the holders of the outstanding warrants and additional investment rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

Our board of directors' right to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

        Our board of directors currently has the right to designate and authorize the issuance of one or more series of our preferred stock with such voting, dividend and other rights as our directors may determine. The board of directors can designate new series of preferred stock without the approval of the holders of our common stock. The rights of holders of our common stock may be adversely affected by the rights of any holders of shares of preferred stock that may be issued in the future, including without limitation dilution of the equity ownership percentage of our holders of common stock and their voting power if we issue preferred stock with voting rights. Additionally, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

  •
  implementing our business strategy;

  •
  marketing and commercialization of our products under development;

  •
  plans for future products and services and for enhancements of existing products and services;

  •
  our intellectual property;

  •
  our estimates of future revenue and profitability;

  •
  our estimates or expectations of continued losses;

  •
  our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

  •
  difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

  •
  our estimates regarding our capital requirements and our needs for additional financing;

  •
  attracting and retaining customers and employees;

  •
  rapid technological changes in our industry and relevant markets;

  •
  sources of revenue and anticipated revenue;

  •
  plans for future acquisitions; and

  •
  competition in our market.

        These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under "Risk Factors" and elsewhere in this prospectus.

        In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares by the selling security holders, nor will any of the proceeds be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the account of the selling security holders.

SELLING SECURITY HOLDERS

        With the exception of Mototech Inc. and Sejin America, each of the selling security holders participated in our June 24, 2004 private placement in which the selling security holders acquired an aggregate of 7,550 shares of our preferred stock, five-year warrants to purchase up to 1,606,380 shares of our common stock, and additional investment rights to purchase up to 1,606,383 shares of our common stock for a limited period of time.

        On June 11, 2004, we entered into an agreement with Sejin America to settle a dispute with respect to certain inventory alleged to have been purchased by our Company. As part of the settlement, Sejin America acquired 39,035 shares of our common stock.

        Mototech Inc. acquired 666,666 shares of our common stock pursuant to a private placement dated as of April 23, 2004.

        The agreements pursuant to which we issued these securities to the selling security holders require us to register the shares of our common stock issued in connection with these private placements and issuable upon exercise of, or as dividends on, the derivative securities issued in connection with these private placements for the accounts of the selling security holders. This prospectus is part of a registration statement on Form SB-2 filed by us with Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holders.

        The following table sets forth the names of the selling security holders, the number of shares of common stock known to us to be beneficially owned by each of the selling security holders as of July 9, 2004 (based on the selling security holders' representations regarding their ownership) and the number of shares of common stock being registered for sale. The term "selling security holder" or "selling security holders" includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. With the exception of the selling security holders' participation in our December 1, 2003, December 4, 2003, January 21, 2004, April 23, 2004, or June 24, 2004 private placements, our previous supplier relationship with Sejin America, and with the further exception of our arrangement with Mototech Inc. to manufacture our Ojo video phones, none of the selling security holders has had any position, office, or other material relationship with our company or our affiliates during the last three years. We are unable to determine the exact number of shares that will actually be sold because the selling security holders may sell all or some of their shares and because we are not aware of any agreements, arrangements or understandings with respect to the sale of any of the shares. The following table assumes that the selling security holders will sell all of the shares being offered for their account by this prospectus. The selling security holders may also offer less than the number of shares indicated.

        The agreements pursuant to which we sold these securities to the selling security holders prevent us from issuing shares of our common stock and prevent any selling security holder from converting preferred shares or exercising any warrants or additional investment rights to the extent the conversion or exercise would result in the selling security holder and its affiliates together beneficially owning more than 4.9% of the outstanding shares of our common stock (as beneficial ownership is defined by rules promulgated by the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act). We include in the number of shares to be offered in the table below the shares of our common stock that a selling security holder is prevented from acquiring as a result of these provisions, but such shares are not shown as beneficially owned by that selling security holder. As a result of the foregoing, the number of shares of our common stock that the selling security holders may sell pursuant to this prospectus may exceed the number of shares that the selling security holders would otherwise beneficially own as determined pursuant to Section 13(d) of the Exchange Act.

NAME	Number of Shares Owned Beneficially Prior to the Offering		Maximum Number of Shares to be Offered		Number of Shares to be Owned After the Offering
Satellite Strategic Finance Associates, LLC	1,454,315	(1)	4,468,085	(2)	250,000
Capital Ventures International	478,723	(3)	1,436,171	(4)	0
Castle Creek Technology Partners LLC	372,340	(5)	1,117,020	(6)	0
Cranshire Capital, L.P.(7)	446,030	(8)	382,980	(9)	318,370	(10)
Iroquois Capital LP(11)	212,766	(12)	638,297	(13)	0
Omicron Master Trust(14)	212,766	(12)	638,297	(13)	0
Smithfield Fiduciary LLC(15)	549,899	(16)	957,446	(17)	230,750	(18)
Sejin America	39,035	(19)	39,035	(19)	0
Mototech Inc.	1,461,158	(20)	666,666	(21)	794,492	(22)
TOTAL	5,227,032		10,343,997		1,593,612

(1)
Includes 250,000 shares of our common stock and 1,204,315 shares of our common stock issuable upon conversion of our preferred stock. Excludes 285,047 shares of our common stock issuable upon conversion of our preferred stock, 372,340 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 372,340 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 744,681 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 744,681 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 744,681 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events. The terms of the preferred stock, warrants, and additional investment rights prevent any selling security holder from converting preferred shares or exercising any warrants or additional investment rights to the extent the conversion or exercise would result in the selling security holder and its affiliates together beneficially owning more than 4.9% of the outstanding shares of our common stock. The warrants and additional investment rights issued in connection with our June 24, 2004 private placement may be exercised beginning December 24, 2004.

(2)
Includes 1,489,362 shares of our common stock issuable upon conversion of our preferred stock, 372,340 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 372,340 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 744,681 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 744,681 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 744,681 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events.

(3)
Includes 478,723 shares of our common stock issuable upon conversion of our preferred stock. Excludes 119,681 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 119,681 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 239,362 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 239,362 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 239,362 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events. The warrants and additional investment rights issued in connection with our June 24, 2004 private placement may be exercised beginning December 24, 2004.

(4)
Includes 478,723 shares of our common stock issuable upon conversion of our preferred stock, 119,681 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 119,681 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 239,362 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 239,362 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 239,362 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events.

(5)
Includes 372,340 shares of our common stock issuable upon conversion of our preferred stock. Excludes 93,085 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 93,085 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 186,170 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 186,170 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 186,170 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events. The warrants and additional investment rights issued in connection with our June 24, 2004 private placement may be exercised beginning December 24, 2004.

(6)
Includes 372,340 shares of our common stock issuable upon conversion of our preferred stock, 93,085 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 93,085 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 186,170 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 186,170 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 186,170 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events.

(7)
Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(8)
Includes 127,660 shares of our common stock issuable upon conversion of our preferred stock, 228,750 shares of our common stock issuable upon exercise of warrants, which 228,750 shares have been previously registered, and 89,620 shares of our common stock acquired in open market transactions. Excludes 31,915 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 31,915 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 63,830 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 63,830 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 63,830 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events. The warrants and additional investment rights issued in connection with our June 24, 2004 private placement may be exercised beginning December 24, 2004.

(9)
Includes 127,660 shares of our common stock issuable upon conversion of our preferred stock, 31,915 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 31,915 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 63,830 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 63,830 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 63,830 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events.

(10)
Includes 228,750 shares of our common stock issuable upon exercise of warrants, which 228,750 shares have been previously registered, and 89,620 of our common stock acquired in open market transactions.

(11)
Joshua Silverman has voting and investment discretion over securities held by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital LP.

(12)
Includes 212,766 shares of our common stock issuable upon conversion of our preferred stock. Excludes 53,191 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 53,191 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 106,383 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 106,383 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 106,383 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events. The warrants and additional investment rights issued in connection with our June 24, 2004 private placement may be exercised beginning December 24, 2004.

(13)
Includes 212,766 shares of our common stock issuable upon conversion of our preferred stock, 53,191 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 53,191 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 106,383 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 106,383 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 106,383 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events.

(14)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for the purposes of Regulation 13D-G under the Exchange Act. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(15)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin, and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(16)
Includes 230,750 shares of our common stock issuable upon exercise of warrants, which shares have been previously registered, and 319,149 shares of our common stock issuable upon conversion of our preferred stock. Excludes 79,787 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 79,787 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 159,574 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 159,575 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 159,574 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events. The warrants and additional investment rights issued in connection with our June 24, 2004 private placement may be exercised beginning December 24, 2004.

(17)
Includes 319,149 shares of our common stock issuable upon conversion of our preferred stock, 79,787 shares of our common stock issuable upon exercise of Series A warrants issued in connection with our June 24, 2004 private placement, 79,787 shares of our common stock issuable upon exercise of Series B warrants issued in connection with our June 24, 2004 private placement, 159,574 shares of our common stock issuable upon exercise of additional investment rights issued in connection with our June 24, 2004 private placement, 159,575 shares of our common stock issuable as dividends on our preferred stock and to prevent dilution of our preferred stock resulting from stock splits, stock dividends or similar events, and 159,574 shares of our common stock issuable to prevent dilution of the warrants and additional investment rights resulting from stock splits, stock dividends or similar events.

(18)
Includes 230,750 shares of our common stock issuable upon exercise of warrants, which shares have been previously registered.

(19)
Includes 39,035 shares of our common stock issued to Sejin America in connection with the settlement of a dispute with respect to certain inventory alleged to have been purchased by our Company.

(20)
Includes 666,666 shares of our common stock issued to Mototech Inc. in connection with our April 23, 2004 private placement, 625,000 shares of our common stock issued to Mototech Inc. as payment in lieu of a payment of $500,000 that would otherwise be due under our manufacturing agreement with them, which 625,000 shares have been previously registered, and a currently exercisable option to purchase 169,492 shares of our common stock.

(21)
Includes 666,666 shares of our common stock issued to Mototech Inc. in connection with our April 23, 2004 private placement.

(22)
Includes 625,000 shares of our common stock issued to Mototech Inc. as payment in lieu of a payment of $500,000 that would otherwise be due under our manufacturing agreement with them and a currently exercisable option to purchase 169,492 shares of our common stock.

PLAN OF DISTRIBUTION

        The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling security holders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS.

(Dollar Amounts are in Thousands, Except per Share Amounts)

Results of Operations:

Critical Accounting Policies and Estimates

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. These generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

        Our significant accounting policies are described in note 2 to our consolidated financial statements included elsewhere in this report. We believe that the following discussion addresses our critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

        Revenue Recognition.    Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, the collectibility is reasonably assured, and either the delivery and the acceptance of the equipment has occurred or services have been rendered. In the event terms of the sale provide for a lapsing customer acceptance period, we recognize revenue based upon the expiration of the lapsing acceptance period or customer acceptance, whichever occurs first. There are inherent difficulties in predicting the timing and magnitude of equipment sales. As such, the potential for fluctuations in quarterly revenues and operating results exists. Revenue related to services is generally recognized upon performance of the services requested by a customer order. Revenue from license agreements is recognized in accordance with the contract terms, generally based on the number of monthly subscribers. Included in our financial statements is a provision for the estimated amount of future returns that we believe is appropriate based on historical experience and current trends. While such returns have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same return rates that we have in the past. This policy relates to our ITV business. We expect to introduce our new product, Ojo video phone, in the Fall 2004 time frame.

        Accounts Receivable.    We generate accounts receivable primarily from sales of equipment to and services performed for our cable operator customers and from services performed for managing the TVGateway joint venture. This equipment is primarily headend equipment for use in deploying our interactive television services. The services represent fees from the cable operator based on the number of subscribers using our services and fees for managing the TVGateway joint venture. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If economic or political conditions were to change in the countries where we do business, it could have an impact on the results of our operations, and our ability to realize the full value of our accounts receivable. This policy relates to our ITV business. We expect to introduce our new product, Ojo personal video phone, in the Fall 2004 time frame.

        Inventories.    We value our inventories, which consist primarily of raw materials, work in process and finished goods equipment to be sold to our customers for use in deploying interactive television services, at the lower of cost or market. The cost is determined on an average cost basis. A periodic review of inventory quantities on hand is performed in order to determine and record a provision for excess and obsolete inventories. Factors related to current inventories such as technological obsolescence and market conditions are analyzed to determine estimated net realizable values. A provision is recorded to reduce the cost of inventories to the estimated net realizable values. Any significant unanticipated changes in the factors noted above could have an impact on the value of our inventories and our reported operating results. With the current shift in focus to our new video phone business, our inventory balance of $1,622, relating solely to our ITV business, was fully reserved for at December 31, 2003.

        Long-Lived Assets.    Our long-lived assets consist of property and equipment. These long-lived assets are recorded at cost and are depreciated or amortized using the straight-line method over their estimated useful lives. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such assets are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved. Measurement of the impairment, if any, will be based upon the difference between carrying value and the fair value of the asset. If useful life estimates or anticipated cash flows change in the future, we may be required to record an impairment charge.

        Accounting for Income Taxes.    As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation of property and equipment and valuation of inventories, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not more likely than not, we must establish valuation allowances. To the extent we establish valuation allowances or increase the allowances in a period, we must include an expense within the tax provision in the statement of operations.

        We have a full valuation allowance against the net deferred tax asset of $72,901 as of December 31, 2003, due to our lack of earnings history and the uncertainty as to the realizability of the asset. In the future, if sufficient evidence of our ability to generate sufficient future taxable income becomes apparent, we would be required to reduce our valuation allowance, resulting in a benefit from income tax in the consolidated statement of operations.

        Accounting for Contractual Obligation related to Equity Financing.    In July 2000, four cable operators purchased shares in our Company. As part of the financing arrangement, we agreed to provide the four cable operators with a credit to be used to purchase products that pertain to the development and deployment of the WorldGate service equal to 25% of the amount they invested. We recorded a liability to satisfy this obligation based on our best estimate of what it would cost to satisfy the credit. Our policy has been not to adjust the liability after it had been established. When equipment credits are utilized by the cable operators, the value of the equipment is reflected in its entirety in the cost of revenues and a portion of the recorded contractual obligation is adjusted against additional paid in capital. The equipment credit expired on August 24, 2003. In August 2003, the unused credit balance of $3,283 was reclassified from the recorded liability to additional paid in capital.

Discontinued Operations

        During the first quarter of 2004, we transitioned from the business of developing and selling interactive television, or ITV, technology, products and services for use in conjunction with cable TV broadband networks (the "ITV business") to the development of our video phone products as our primary business focus. During the three months ended March 31, 2004 we had revenues from discontinued operations of $82, compared to revenues of $2,165 for the three months ended March 31, 2003. This reduction of $2,083 reflects service revenues of $0 and $978 for the three months ended March 31, 2004 and 2003, respectively, and equipment revenues of $82 and $1,187 for the three months ended March 31, 2004 and 2003, respectively. Concurrently, operating expenses, consisting of Research and Development, Marketing and General and Administration costs were also reduced as a result of the transition from the ITV business. These expenses were $16 for the three months ended March 31, 2004, compared to $2,619 for the three months ended March 31, 2003.

        The information in our quarter to quarter comparisons below represents only our results from continuing operations.

Three Months Ended March 31, 2004 and March 31, 2003

  Revenues

        Revenues.    There were no revenues from continuing operations during the three months ended March 31, 2004 and March 31, 2003. Our expectation is that revenues from video phones will not be realized until, at the earliest, Fall 2004.

  Costs and Expenses

        Cost of Revenues.    There were no costs of revenues from continuing operations during the three months ended March 31, 2004 and March 31, 2003. Our expectation is that costs of revenues from video phones will not be incurred until, at the earliest, the third quarter of 2004.

        Engineering and Development.    Engineering and development expenses primarily consist of compensation, and the cost of design, programming, testing, documentation and support of our video phone product. Engineering and development costs were $800 for the three months ended March 31, 2004, compared with $535 for the three months ended March 31, 2003. This increase of $264, or 49%, reflects our Company's increased concentration of its engineering staff, and related costs, for the further and continuing development of our video phone product.

        Sales and Marketing.    Sales and marketing expenses consist primarily of compensation, attendance at conferences and trade shows, travel costs, promotions and other marketing programs related to the introduction of our video phone product. Sales and marketing costs were $191 for the three months ended March 31, 2004, compared with $86 for the three months ended March 31, 2003. This increase of $105, or 122%, reflects the increased effort of staff, and related marketing and promotional expenditures, for our video phone product.

        General and Administrative.    General and administrative expenses consist primarily of expenditures for administration, office and facility operations, finance and general management activities, including legal, accounting and professional fees. General and administrative expenses were $1,674 for the three months ended March 31, 2004, compared with $192 for the three months ended March 31, 2003. This increase of $1,482, or 772%, is primarily attributable to our transition of nearly all, or 99%, of our administrative management compensation, facility, legal, finance and professional consulting fees toward the further development of the video phone business, and a onetime non cash charge of $631 reflecting a Black Scholes estimate of the value of the warrants issued as part of the private placement of our stock to certain institutional investors in January 2004. For the three months ended March 31, 2003, video phone related costs were 20% of total General and Administrative expenses of $962.

        Interest and Other Income and Interest Expense.    Interest and other income and interest expense consist of interest earned on cash and cash equivalents, and interest expense on short-term debt. Interest and other income decreased from $27 for the three months ended March 31, 2003 to $7 for the three months ended March 31, 2004, primarily due to declining interest rates. During the three months ended March 31, 2003, we earned interest on average cash balances of approximately $3,712 and incurred interest expense related to our insurance financing. In comparison, during the three months ended March 31, 2004 we earned interest on average cash balances of approximately $3,878 and incurred interest expense related to our insurance financing.

        Income Taxes.    The Company has incurred net operating losses since inception and accordingly had no income taxes and has not recorded any income tax benefit for those losses.

2003 versus 2002

        Since our formation in 1995 and into January 2004, our company has been in the business of developing and selling interactive television ("ITV") technology, products and services for use in conjunction with cable TV broadband networks (the "ITV" Business"). Using our solutions, cable TV operators branded, marketed, and offered a wide variety of ITV packages to consumers. These packages included walled gardens of information, communications solutions complete with Internet-based e-mail and chat, and Web surfing, all presented and engaged on the TV set.

        During the third quarter of 2003, we completed a sale of certain assets, including our ITV intellectual property rights and our membership interest in TVGateway, LLC, for $3 million in cash to TVGateway, LLC, a company we were instrumental in forming. Our transaction with TVGateway, LLC marked a shift in our business away from the ITV Business and toward a new video phone product and associated business. Although we continued to support our current ITV Business during the first quarter of 2004, our new video phone product became our primary product focus. We advised our ITV customers of our de-emphasis of ITV going forward. We informed them that we were willing to continue our efforts into 2004 as long as we could do so on a profitable basis. In January 2004, with all our customers having taken steps to terminate their ITV service in their markets, we decided to formally end our ITV business. The funds we received from the sale of assets to TVGateway, LLC, as well as the funds we received as a result of private placements of our securities on December 1, 2003 and December 4, 2003, have permitted us to fund the development of our new business in 2004.

  Revenues

        Revenues.    For the year ended December 31, 2003, our revenues were primarily the result of first quarter products sales and consulting fees to TVGateway, LLC, a then unconsolidated entity, subscriber fees from cable operators providing WorldGate interactive television products and services, and certain excess inventory and equipment sold during the year. Revenues for the twelve months ended December 31, 2003 were $3,886, compared to $13,878 for the same period in 2002. This revenue decrease of $9,992 from 2002 to 2003 is attributable to reduced consulting fees with TVGateway, partially offset by increased equipment sales of approximately $1 million to TVGateway in the first quarter of 2003. For the twelve months ended December 31, 2003, TVGateway consulting fees were $794, compared to $11,484 for the twelve months ended December 31, 2002. During the fourth quarter of 2003, we sold approximately $300 of excess inventory at auction.

  Costs and Expenses

        Cost of Revenues.    Cost of revenues consists primarily of equipment product costs related to commercial deployments, the sale of excess inventory and equipment, and service fee revenue costs related primarily to the provision of engineering and administrative services. Costs of equipment product revenues for the twelve months ended December 31, 2003 was $5,042, or approximately 225% of equipment product revenues, compared to the product costs of revenues of $4,537, or approximately 479% of equipment product revenues, for the twelve months ended December 31, 2002. The decrease in the cost of equipment product revenues as a percent of total equipment product revenues for the twelve months ended December 31, 2003, as compared to the twelve months ended December 31, 2002, was primarily the result of increased level of equipment revenues, partially offset by an increase in inventory provisions recorded against the carrying amount of inventory products to adjust them to their net realizable value. For the twelve months ended December 31, 2003, inventory adjustments were $3,037. For the twelve months ended December 31, 2002, inventory adjustments were $2,209. Service fee costs of revenues for the twelve months ended December 31, 2003 were $807, or approximately 49% of service fee revenues. Service fee costs of revenues were $11,284 or approximately 87% of service fee revenues for the twelve months ended December 31, 2002. The decrease in service fee cost of revenues of $10,477 for the twelve months ended December 31, 2003, when compared to the same period in 2002, is primarily attributable to decreased costs related to consulting fees with TVGateway and the additional support costs relating to a decreased subscriber base.

        Engineering and Development.    Engineering and development expenses primarily consist of the cost of design, programming, testing, documentation and support of our hardware, software and services. For the twelve months ended December 31, 2003, engineering and development costs were $3,792, a decrease of approximately 51% when compared to $7,705 for the twelve months ended December 31, 2002. This decrease in expenses of $3,913 is primarily attributable to declines in staffing over the last two years that have resulted in a significant payroll cost reduction. Employee compensation costs declined for the twelve months ended December 31, 2003 by $4,089, or 70%, when compared to the same period in 2002.

        Sales and Marketing.    Sales and marketing costs consist primarily of compensation, attendance at conferences and trade shows, travel costs necessary to cover a domestic and international customer market base, promotions and other marketing programs substantially related to trial installations and commercial deployments. For the twelve months ended December 31, 2003 sales and marketing expenses were $871. This represents a decrease of approximately 66% when compared to sales and marketing expenses of $2,585 for the twelve months ended December 31, 2002. This decrease in expenses is primarily attributable to declines in staffing over the last two years, expense reductions, and to operating efficiencies achieved under management's continuing efforts to monitor our growth and development and adjust expenditures appropriately. These actions resulted in employee compensation costs declining in the twelve months ended December 31, 2003 by $1,418, or 65%, when compared to the same period in 2002. Advertising and marketing expenses also declined for the twelve months ended December 31, 2003 by $340, or 84%, when compared to the same period in 2002.

        General and Administrative.    General and administrative expenses consist primarily of expenditures for administration, office and facility operations, finance and general management activities, including legal, accounting, insurance and other professional fees. General and administrative expenses were $4,589 for the twelve months ended December 31, 2003, an increase of 50% when compared to expenses of $3,069 for the same period in 2002. This increase in expenses is primarily attributable to facility overhead costs that are no longer allocable to TVGateway, partially offset by declines in staffing, and the issuance of stock options and warrants with a fair value of $817 for investment advice and equity infusion. Employee compensation costs declined in the twelve months ended December 31, 2003 by $329, or 20%, when compared to the same period in 2002. External professional consulting fee expenditures were also reduced for the twelve months ended December 31, 2003 by $362, or 26%, when compared to the same period in 2002. Facility expenses increased for the twelve months ended December 31, 2003 by $2,277, or 82%, when compared to the same period in 2002, a result of facility overhead costs no longer allocated to TVGateway.

        We expect that general and administrative expense may increase in future quarters as we respond to changes in reporting requirements as a public company and make efforts to maintain our listing on the Nasdaq Small Cap Market.

        Goodwill Impairment.    During the second quarter of 2002, in an effort to cut costs and achieve operational efficiencies, we commenced the termination of all personnel of the former DVA, which performed engineering development services. In conjunction with this action, it was determined that the carrying amount of our remaining goodwill, which was originally recorded with our acquisition of DVA, exceeded its fair value. As such, we measured the impairment loss by the amount the carrying value exceeded the implied fair value of the goodwill. The amount of the non-cash impairment loss was $3,006. The fair value of goodwill was estimated using the expected present value of future cash flows.

        Interest and Other Income and Interest Expense.    Interest and other income and interest expense consist of interest earned on cash and cash equivalents and short-term investments, and interest expense on equipment financing and short-term debt. Interest and other income decreased from $462 for the twelve months ended December 31, 2002 to $75 for the twelve months ended December 31, 2003, primarily due to declining average cash and short term investment balances and to declining interest rates. During the twelve months ended December 31, 2002, we earned interest on average cash balances of approximately $8,311 and incurred interest expense related to our equipment financing facility in the amount of $7. In comparison, during the twelve months ended December 31, 2003 we earned interest on average cash balances of approximately $2,222 and incurred interest expense related to our insurance financing in the amount of $6.

        Gain on Sale of Intellectual Property and Investment in TVGateway.    On September 30, 2003, we sold certain intellectual property rights and certain software and equipment related to our ITV Business to TVGateway, LLC, for $2.4 million in cash, pursuant to an Asset Purchase Agreement (the "Purchase Agreement"), which we executed with TVGateway in August 2003. Pursuant to the Purchase Agreement, we retained a royalty-free license to the intellectual property rights that were sold, enabling us to use the intellectual property rights to continue to conduct our business as then being conducted. Concurrently with the execution of the Purchase Agreement, our Company and TVGateway also entered into a redemption agreement pursuant to which we redeemed our equity interest in TVGateway for $600,000 in cash, paid concurrently with the execution of the redemption agreement. The intellectual property rights had previously been expensed as incurred. Similarly, we did not carry an equity balance for our interest in TVGateway. The aggregate effect of these transactions was a gain of $3 million, which is reported in other income.

        Income Taxes.    We have incurred net operating losses since inception and accordingly had no income taxes and have not recorded any income tax benefit for those losses.

Liquidity and Capital Resources

        As of March 31, 2004, our primary source of liquidity consisted of cash and cash equivalents that are highly liquid, are of high quality investment grade and have maturities of less than one year.

        At March 31, 2004, we had cash and cash equivalents of $3,448 (and no short-term investments) as compared to cash and equivalents of $3,365 (and no short-term investments) at December 31, 2003. Net cash used in continuing operations was $1,779 for the three months ended March 31, 2004, as compared to $813 used for the same period in 2003. This increase in net cash used for continuing operations was primarily attributable to the increase in expenditures related to our video phone business. We recorded bad debt expense in the amount of $16 from discontinued operations during the three months ended March 31, 2004 to reflect our current assessment of the collectability of certain receivables.

        At December 31, 2003, we had cash and cash equivalents of $3,365 (and no short-term investments) as compared to cash and equivalents of $589 (in addition to $3,218 in short-term investments) at December 31, 2002. Net cash used in operations was $4,892 for the twelve months ended December 31, 2003, as compared to $10,767 used for the same period in 2002. The decrease in net cash used for operations was primarily attributable to our decrease in expenditures in 2002 and during the twelve months ended December 31, 2003, including our reduction in workforce programs. Accounts receivable and inventory reductions were partially offset by other changes in working capital during the year. We increased our Allowance for Doubtful Accounts by $651 during the twelve months ended December 31, 2003 to reflect our current assessment of the collectibility of certain receivables, primarily in Latin and South America. We have instituted tighter credit procedures to minimize our collection exposure with particular emphasis on international customers.

        Cash provided by investing activities from continuing operations during the three months ended March 31, 2004, totaled $1,831 compared to $0 provided during the same period in 2003. During the three months ended March 31, 2004 net proceeds from our maturing short-term investments were $0 compared to $746 for the three months ended March 31, 2003. Capital expenditures were $6 and $0 for the three months ended March 31, 2004 and 2003, respectively.

        Cash provided by investing activities during the twelve months ended December 31, 2003, totaled $6,788 compared to $7,937 provided during the same period in 2002. During the twelve months ended December 31, 2003, we utilized the net proceeds from our maturing short-term investments of $3,218 compared to $8,039 for the twelve months ended December 31, 2002. Capital expenditures were $0 and $112 for the twelve months ended December 31, 2003 and 2002, respectively. On September 30, 2003, we sold certain intellectual property rights and certain software and equipment related to our ITV Business to TVGateway, LLC, for $2.4 million in cash, pursuant to an Asset Purchase Agreement (the "Purchase Agreement"), which we executed with TVGateway in August, 2003. Pursuant to the Purchase Agreement, we retained a royalty-free license to the intellectual property rights that were sold, enabling us to use the intellectual property rights to continue to conduct our business as then being conducted. Concurrently with the execution of the Purchase Agreement, our Company and TVGateway also entered into a redemption agreement pursuant to which we redeemed our equity interest in TVGateway for $600,000 in cash, paid concurrently with the execution of the redemption agreement. The intellectual property rights had previously been expensed as incurred. Similarly, we did not carry an equity balance for our interest in TVGateway. The aggregate effect of these transactions was a gain of $3 million, which is reported in other income.

Operations and Liquidity

        To date, our Company has funded operations primarily through private sales of equity securities and through an initial public offering of common stock in April 1999. As of March 31, 2004, we had cash, and cash equivalents of $3,448. The operating cash usage from continuing operations for the three months ended March 31, 2004 was $1,779. For the twelve months ended December 31, 2003, operating cash usage from continuing operations was $4,892. In October 2002, we announced multiple actions that we believed would further reduce operating expenses and increase operating efficiencies. These actions included a reduction in work force as well as the implementation of an agreement with TVGateway to transfer to TVGateway certain WorldGate employees and functions that WorldGate had previously provided for TVGateway. During the first quarter of 2003, we substantially finalized the transition settlement and other matters with TVGateway and in January 2003 received $2,428 in cash as part of this settlement. This amount largely comprises payment of our receivable balance as of December 31, 2002 in the amount of $1,000, payment of January 2003 service fees in the amount of $300 and other payments largely related to our January 2003 sale of certain equipment and inventory in the approximate amount of $1,055. This transition of services removed both the obligation of WorldGate to provide the service as well as TVGateway's obligation to pay WorldGate for rendering the service. As such, WorldGate was negatively impacted in that it will no longer receive any significant revenues from providing these services. Although WorldGate's revenue attributable to the transitioned service was reduced, so was the corresponding expense of providing the service. Also, there was overhead that was reduced or otherwise allocated and which was previously passed on to TVGateway.

        As of March 31, 2004 we have no outstanding debt and our assets are not pledged as collateral. However, we have not paid our monthly rent of $104 (offset by monthly sublease payments by TVGateway of $19 during the period February 1, 2003 through January 31, 2004) on our current facility since May 2003. As a result, our landlord, a non-employee investor, has perfected its interest to take possession of our facility at any time and has drawn down from our rent deposit to satisfy the unpaid rent of $911 as of March 31, 2004. As of March 31, 2004 the amount of the deposit remaining is $0 after deduction for the unpaid rent. Our Company has continued to accrue the full rent expense through March 31, 2004. We continue to negotiate with our landlord to resolve this matter. We also continue to evaluate possibilities to obtain additional financing through public or private equity or debt offerings, bank debt financing, asset securitizations, or from other sources. Such additional financing would be subject to the risk of availability, may be dilutive to our shareholders, or could impose restrictions on operating activities. There can be no assurance that this additional financing will be available on terms acceptable to us, if at all. We have limited capacity to further reduce our workforce and scale back on capital and operational expenditures to decrease cash burn given the measures it has already taken to reduce staff and expenses.

        With the private placement of our common stock, together with additional rights and warrants, resulting in the aggregate gross proceeds received of $1.5 million in January 2004, the private placement of our common stock in April 2004 providing proceeds of $1.0 million and the June 2004 private placement of our preferred shares, together with additional rights and warrants, resulting in the aggregate gross proceeds of $7.55 million, we project we will have sufficient funding to continue operations until third quarter, 2005 (without taking into consideration any revenue which may be generated by sales of the Ojo video phone), assuming no additional funding is received. To this end, we have been discussing, and continue to discuss, possible financing transactions with several parties. No assurances can be given that a transaction can be consummated prior to the depletion of our available cash. We however remain hopeful that sufficient funding can be obtained to continue our operations. The independent auditors' report for the year ended December 31, 2003 included an explanatory paragraph stating that because our Company has suffered recurring losses from operations and has a net accumulated deficiency of $199 million, those issues raise substantial doubt about our ability to continue as a going concern.

        We received a letter dated October 8, 2002, from Nasdaq, which notified us that the bid price for our common stock had been below $1.00 per share for a period of thirty consecutive days. Subsequently we sought and received Nasdaq approval to transfer our listing to the Nasdaq Small Cap Market, and on January 9, 2003 our common stock commenced trading on this market. We were given an extension until January 3, 2004 by Nasdaq on the time allowed to regain compliance with its minimum bid price requirement. We regained compliance with this requirement within the allowed period and currently remains in compliance. We cannot offer any assurance that this minimum bid price requirement or any other Nasdaq requirements for continued listing will continue to be satisfied. If our common stock is delisted, this may have a negative impact on the liquidity and price of our common stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, our common stock. Furthermore, the listing of our common stock on the Nasdaq Small Cap Market, makes it ineligible for certain exemptions from the various state securities or "blue sky" laws, which makes it more difficult for us to raise capital through issuances of securities.

Quantitative and Qualitative Disclosures About Market Risk.

        Interest Rate Risk.    Our exposure to market risk related to changes in interest rates relates primarily to our investment portfolio. We invest in instruments that meet high credit quality standards, and we limit the amount of credit exposure with respect to any one issue, issuer and type of investment.

        As of December 31, 2003, our cash and cash equivalents were $3,365, most of which were debt securities having original maturities of three months or less, and it had no short-term investments. Due to the average maturity and conservative nature of our investment portfolio, management believes a sudden change in interest rates would not have a material effect on the value of the portfolio. Management estimates that had the average yield of our investments decreased by 100 basis points, our interest income for the twelve months ended December 31, 2003 would have decreased by approximately $42. This estimate assumes that the decrease occurred on the first day of 2003 and reduced the yield of each investment instrument by 100 basis points. The impact on our future interest income of future changes in investment yields will depend largely on our total investments.

        Foreign Currency Exchange Risk.    Although we transact business in various foreign countries, the principal portion of our business is in the United States and substantially all of our revenues and costs to date have been denominated in U.S. dollars. As a result, adverse movements in foreign currency exchange rates would not have a material adverse effect on us.

Recent Accounting Pronouncements

        On January 1, 2003, WorldGate adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of SFAS No. 143 did not have any impact on WorldGate's financial position or results of operations.

        On January 1, 2003, WorldGate adopted Financial Accounting Standards Board (FASB) Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others, which requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation that it assumes under the guarantee. Guarantors are also required to meet expanded disclosure obligations. The adoption of Interpretation No. 45 did not have a material impact on WorldGate's financial position or results of operations.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which are entities that either (a) do not have equity investors with vesting rights or (b) have equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation is effective immediately for variable interest entities created after February 1, 2003. In December 2003, the FASB published FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R). FIN 46(R), among other things, defers the effective date of implementation for certain entities. The revised interpretation is effective for the first interim or annual reporting period ending after March 15, 2004, with the exception of structures that are commonly referred to as special-purpose entities, for which the statement is effective for periods ending after December 15, 2003. The adoption of Interpretation No. 46 is not expected to have any impact on WorldGate's results of operations or financial position.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of SFAS No. 149 generally are to be applied prospectively only. The adoption of SFAS No. 149 did not have a material impact on WorldGate's results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement by an issuer of certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within the scope as a liability (or asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except as it relates to consolidated limited-life subsidiaries. The FASB indefinitely deferred the effective date of this statement as it relates to certain mandatorily redeemable non-controlling interests in consolidated limited-life subsidiaries. WorldGate does not have any interest in limited-life entities as of December 31, 2003. The adoption of the effective provisions of SFAS No. 150 did not have an impact on WorldGate's results of operations or financial position.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employer's Disclosures about Pensions and Other Postretirement Benefits. This statement revises employers' disclosures about pension plans and other postretirement benefit plans; however it does not change the measurement or recognition of those plans required by SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The revised statement retains the disclosure requirements contained in the original SFAS No. 132 and requires additional disclosures to those in the original statement about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised statement is effective for fiscal years ending after December 15, 2003.

BUSINESS

Overview

        We have developed a personal video phone that we plan to market under the trademark Ojo. We believe Ojo is differentiated, both from competitors and from previous efforts at personal video telephony, by providing: true to life communication, ease of deployment by high-speed data or HSD operators as well as businesses, a highly styled ergonomic design, and interoperation with the public switched telephone network, or PSTN.

        In December 2003, we announced that we reached an agreement with Mototech Inc. for future design and engineering services by Mototech. We had previously announced, in November 2003, that we had contracted with Mototech to assist us with the design and volume manufacture of our Ojo personal video phone.

        In January 2004, we successfully demonstrated the capability of delivering high quality video telephone over the Internet. Using our Ojo video phone, we demonstrated repeated quality calls between our headquarters in suburban Philadelphia and Las Vegas. Using a data rate of 150 kbps, we made video calls with full motion video displayed at 30 frames per second, similar to that of broadcast television. The calls provided consistent, true-to-life, synchronized, voice and video communications during peak Internet usage time periods. We believe this was the first successful demonstration of H. 264-based signal processing technology in a personal video phone.

        On April 28, 2004, we entered into an exclusive multi-year agreement for the worldwide development and distribution of the Ojo personal video phone with General Instrument Corporation d/b/a the Broadband Communication Sector of Motorola, Inc. Under the terms of the agreement, Motorola will market the Ojo personal video phone as part of its "connected home" portfolio of consumer broadband solutions. Motorola will distribute Ojo worldwide through broadband service providers, retailers, and distributors of telecommunications products. During July 2004, we received a $5.0 million initial order from Motorola for the Ojo personal video phone.

        We are currently in the process of completing the final design for the video phone product, and have received the first manufacturing prototypes for end-user trials. We are in the process of conducting trials of the Ojo video phone with several cable and DSL operators which are planned to continue over the next few months, and we expect the product to be available to consumers and businesses in the fall of this year.

        The initial market for video phones is expected to be comprised of existing HSD customers, including both existing digital subscriber line, or DSL, and cable modem subscribers. We believe this HSD connectivity infrastructure leverages the convergence of the latest compression technology, processing power and increased bandwidth availability to help ensure, enable and maintain dedicated high quality end-to-end connections. Kagan Worldwide Media estimates that by the end of 2008 there will be almost 45 million modem subscribers in the United States while the international market is projected to approach 170 million DSL and cable modems by 2008. These modem users provide a large, and we believe conducive, target market for a quality, low cost video phone offering. Additional video phone growth is expected to be derived from new technology adopters and regular long distance communicators such as families and close friends. We also expect that the business-to-business opportunity will be attractive as a means to improve interpersonal communication and multi-location productivity.

        Our business model is based on the sale of video phones. We expect to market and sell our products to cable and DSL operators as well as to consumers through traditional consumer electronics distribution channels. We believe that cable and DSL operators could realize significant recurring revenue streams associated with offering this product. We have also developed this product to require very minimal capital investment or incremental costs by such operators. Our marketing objective is to have our video phones supplement and hopefully replace ordinary home and business phones worldwide.

        Since our formation in 1995 and until very recently, we have been in the business of developing and selling interactive television, or ITV, technology, products and services for use in conjunction with cable TV broadband networks (the "ITV Business"). Using our solutions, cable TV operators branded, marketed, and offered a wide variety of ITV packages to consumers. These packages included walled gardens of information, communications solutions complete with Internet-based e-mail and chat, and Web surfing, all presented and engaged on the TV set.

        During the third quarter of 2003, we completed a sale of significant assets, including certain non-essential fixed assets and inventory, our ITV intellectual property rights and our membership interest in TVGateway, LLC, for $3 million in cash to TVGateway, LLC, a company we were instrumental in forming. Our transaction with TVGateway, LLC marked a shift in our business away from the ITV Business and toward a new video phone product and associated business. Although we continued to support our current ITV Business into the first quarter of 2004, the development of our video phone product became a primary business focus. We advised our ITV customers of our de-emphasis of ITV going forward. We informed them that we were willing to continue our efforts into 2004 as long as we could do so on a profitable basis. In January, with all our customers having taken steps to terminate their ITV service in their markets, we decided to formally exit our ITV business. The funds we received from the sale of assets to TVGateway, LLC, as well as the funds we received as a result of private placements of our securities on December 1, 2003, December 4, 2003, January 21, 2004, April 23, 2004, and June 24, 2004 have permitted us to fund the development of our new business.

        We were incorporated in Delaware in 1996 to succeed to the business of our predecessor, WorldGate Communications, L.L.C., which commenced operations in March 1995. In April 1999, we completed our initial public offering of 5,000,000 shares of our common stock. We maintain our primary Website at www.wgate.com. Our Website, and the information contained therein, are not part of this prospectus. Our executive offices are located at 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053. Our telephone number is (215) 354-5100.

General Product Description

        WorldGate's principal product, going forward, will be a personal video phone, or PVP, which we intend to market under the trademark Ojo. The Ojo PVP is designed for use on the existing HSD (cable modem or DSL) infrastructure. The Ojo phone will also connect to the analog phone line for interoperability with the voice only communications offered by the existing "plain old telephone service," or POTS, network. Ojo will be usable both for video calls and for ordinary analog calls.

        The Ojo PVP solution consists of two primary components:

        (1)   A base unit that includes the camera, video screen and external interface ports. The video screen is used to display menus and provide a user interface as well as to view the images of the local and remote parties. The base unit can be used as a standard speaker phone to receive (and in combination with the handset discussed below, to make) both audio and audio/video calls. The base unit is designed to be aesthetically usable in any room. Particular attention was given to the user Interface to ensure that Ojo was installable and usable without the need to refer constantly to a manual. The base contains two RJ-45 jacks for connection to the cable or DSL modem and to an external device such as a PC. The consumer simply plugs the base unit into the high-speed modem and into the standard house power outlet to facilitate access to the necessary data network. In addition to a connection to the high-speed modem, the base unit also includes an RJ-11 jack for connection to the PSTN or to a "Voice over Internet Protocol", or VoIP, terminal adapter. Through this jack the Ojo

PVP also connects to the standard phone line. This connection, while not required for a video phone call, is used to allow the Ojo video phone to also be used as a standard telephone.

        (2)   A wireless handset that functions as a typical cordless phone. It includes a cordless telephone with internal speaker and microphone, a monochrome graphical display and most of the user controls for the device (numeric keypad, navigation device, talk, mute and end buttons). Although the handset is discussed as a separate component, it will generally be seated in the lower portion of the base unit where it will serve as the navigation device while its batteries are being charged. The handset fits into a cradle on the base unit. It is designed to be used both as part of a video call, or alone for standard POTS phone calls. Since the Ojo unit is designed to receive and make audio calls as well as video calls, the handset functions as a typical cordless phone and has the features a user typically expects for a cordless phone. Although video calls can be received at the base unit even when the handset is not present, the handset is the primary component used to operate the video phone (in a manner similar to a television remote control).

        An extension of the Ojo PVP product line is an accessory package that facilitates "transportability" of the Ojo PVP unit throughout the house. This accessory package includes the necessary interfaces and transceivers to connect to the cable or DSL modem and PSTN in one area of the house while permitting the Ojo PVP to be located in another area of the same house. This eliminates the need to have the Ojo PVP co-located with the PC and modem.

        Considerable effort was expended in the ergonomic and stylistic design of the Ojo PVP. For example, it is taller than most conventional phones to ensure that the user can look into the unit at face level and not down at the unit. Accordingly, the Ojo PVP provides an image of the user from a face level perspective, instead of "up the user's nose."

Material Developments for WorldGate since December 31, 2002

        The following is a summary of material developments for us that have occurred since December 31, 2002:

        Sale of our ITV Assets.    On September 30, 2003, we sold certain intellectual property rights and certain software and equipment related to our ITV Business to TVGateway, LLC, for $2.4 million in cash, pursuant to an Asset Purchase Agreement (the "Purchase Agreement"), which we executed with TVGateway in August 2003. Pursuant to the Purchase Agreement, we retained a royalty-free license to the intellectual property rights that were sold, enabling us to use the intellectual property rights to continue to conduct our business as then being conducted. Concurrently with the execution of the Purchase Agreement, our Company and TVGateway also entered into a redemption agreement pursuant to which we redeemed our equity interest in TVGateway for $600,000 in cash, paid concurrently with the execution of the redemption agreement. The intellectual property rights had previously been expensed as incurred. Similarly, we did not carry an equity balance for our interest in TVGateway. The aggregate effect of these transactions was a gain of $3 million, which is reported in other income.

        Additional Investment by Certain Institutional Investors.    In December 2003, and January 2004, WorldGate announced investments aggregating to a total of $3.1 million by certain institutional investors. These investors purchased an aggregate of 3,000,000 shares of newly issued common stock. The investors also received a right, for a limited period of time, to purchase additional shares of up to 20% of the common stock purchased by the investors in their investment, at the same price as their investment, and five-year warrants to purchase up to 30% of the common stock purchased by the investors in their investment, at an exercise price equal to a twenty-five percent premium to their purchase price for the investment. The purchase price for the 2 million shares purchased in the December 2003 transactions was $0.80 per share, with the warrants having a $1.00 per share exercise price. The purchase price for the 1 million shares purchased in the January 2004 transaction was $1.50 per share, with the warrants having a $1.875 per share exercise price. All additional invested rights associated with the December 2003 and January 2004 transactions were exercised during the first quarter of 2004, resulting in an incremental investment of approximately $620,000.

        In April 2004, we announced that we had completed a private placement of 666,666 shares of our common stock to Mototech Inc., at a sale price of $1.50 per share, resulting in proceeds to us of $1 million. We previously announced in November 2003 that we had contracted with Mototech Inc. to assist us with the design and volume manufacture of our Ojo personal video phone.

        In June 2004, we completed a private placement resulting in gross proceeds to us of $7,550,000. The private placement involved the issuance of 7,550 shares of our preferred stock, which preferred stock is convertible into our common stock at a conversion price of $2.35 per share, five-year warrants to purchase up to 803,190 shares of our common stock at an exercise price of $2.69 per share, and five-year warrants to purchase up to 803,190 shares of our common stock at an exercise price of $3.14 per share. The investors also received an additional investment right, for a limited period of time, to purchase 1,606,383 additional shares of common stock shares at $3.14 per share.

        Mototech Agreements.    In December 2003, we announced that we reached an agreement with Mototech Inc. for the purchase of 625,000 shares of newly issued common stock at $0.80 per share, in return for future design and engineering services by Mototech. We previously announced in November 2003, that we had contracted with Mototech to assist our Company with the design and volume manufacture of our Ojo personal video phone. The purchase price for these shares will be paid by an equivalent reduction in the development and initial procurement payments that would otherwise be due to Mototech. Mototech is an affiliate of Accton Technology Group. They currently manufacture and distribute a full range of high performance high speed data and computer networking products, including cable set top boxes, home gateways, wireless LANs, hubs, switches, routers, and other related products.

        New product development and technology demonstrations.    WorldGate developed the capability of delivering high quality video telephony over the Internet using our proprietary H.264 based signal processing technology, and successfully demonstrated our technology to several broadband operators and retailers. Quality calls were made over the public Internet both domestically and internationally with our Ojo video phone.

        Motorola Agreement.    On April 28, 2004, we entered into an exclusive multi-year development and distribution agreement with Motorola, for the worldwide development and distribution of our Ojo personal video phone. Under the terms of the agreement, Motorola will market and distribute the Ojo videophone, worldwide through broadband service providers, retailers, and distributors of telecommunications products. The agreement includes a prepayment by Motorola against future product purchases. The agreement also provides for the issuance of warrants to purchase shares of our common stock, upon the execution of the agreement as well as the achievement of certain product and sales milestones. During July 2004, we received a $5.0 million initial order from Motorola for the Ojo PVP.

Business Strategy

        General.    Our business model, as is typical of a consumer electronics product, is based upon the sale of Ojo video phones and does not rely upon any service fees or other recurring revenue stream for WorldGate, although such recurring streams may materialize. We believe that Cable and DSL operators can realize significant recurring revenue streams associated with offering products such as our Ojo video phone, and accordingly that they will embrace the concept and business model. WorldGate plans to distribute the Ojo video phone through and in partnership with Motorola, as well as through HSD providers, and the traditional electronics distribution channels with which Motorola already has an established business. Video phone service, using the Ojo video phone, is expected to be offered by HSD providers as a means of attracting new HSD subscribers as well as maintaining existing subscribers. The suggested consumer offering follows the traditional HSD model. Video phone service subscribers will be able to either purchase Ojo or lease a unit from the HSD service provider.

        Manufacturing.    We anticipate that Ojo video phones will be manufactured in Asia, to take advantage of the base of lower labor, tooling and component costing. A formal relationship with Mototech Inc. has already been established for the volume manufacture of Ojo. Mototech, along with U.S. Robotics and SMC Networks, are affiliates of the Accton Technology Group. Mototech's responsibilities in this role include:

  Product design finalization for manufacturing
  Component selection and procurement
  Tool sourcing and management
  Coordination of Ojo manufacturing
  Implementation and monitoring of Ojo's Quality Plan
  Product cost reduction

        As part of our agreement with Mototech we will retain formal sign-off control over any product, specification, or component changes proposed by Mototech. We also maintain all rights to the Ojo technology and intellectual property as part of our relationship with Mototech. We have also maintained the right to second source the Ojo product.

        Product Sales and Distribution.    We entered into an exclusive multi-year development and distribution agreement with Motorola, for the worldwide development and distribution of our Ojo personal video phone. Under the terms of the agreement, Motorola will market and distribute the Ojo videophone, worldwide through broadband service providers, retailers, and distributors of telecommunications products. The relationship with Motorola is expected to reduce our working capital requirements by minimizing our sales and inventory costs, and provide an entree to more extensive and accelerated coverage than would be permitted by an internal organization. The name recognition, "shelf-space" potential and technology/product validation provided by this agreement also provides a significant advantage.

        Schedule.    Initial prototype units for Ojo have been received and we are in the process of conducting trials of the Ojo video phone with several cable and DSL operators which are planned to continue over the next few months We have received expressions of interest from at least six of the top ten largest multiple system operators, or MSOs, to undertake field trials. These field trials are intended to provide information on consumer response to Ojo, technical performance and validate our objectives and business models. First production units for Ojo are expected to be available in the Fall 2004 time frame. Prior to that, we will seek to secure deployment commitments from multiple operators and from electronic product retailers to ensure wide availability. We expect the product to be available to consumers and businesses for the holiday season of this year.

Competition

        Many of the current video phone manufactures have focused on two applications—business video phones and video conferencing. Business video phones are designed to be located on an executive's desk and used to communicate with colleagues, employees and customers. Video conferencing units are designed for conference rooms where multiple people on one end engage with multiple people on the other end. The following is a brief description of the potential competitors and their impact on the market.

        Business Phone Products.    Most of these products are targeted for corporate use and are priced at $650.00 and up per unit. Generally, the ergonomic design of these units emulates that of a traditional office telephone with the addition of a camera and display. The products use standard corporate gray or black material colors, familiar button shapes and designs, traditional style handsets for non-speakerphone conversation and often have business feature sets. For connectivity these products use IP, POTS or ISDN. The main competitors in this sector include Viseon Inc., 8x8 Inc., Motion Media PLC, and Leadtek Research Inc.

        Video Conference Products.    D-Link Systems, Inc. produces a TV-based video phone product that is targeted to consumers and promotes its compatibility with DSL and cable modem technologies. D-Link uses the home television as the display device and utilizes either the TV's speaker or connection to a standard analog phone for the audio portion of the call. The main disadvantages of this product are convenience and non-personal video. The D-Link requires a television to send and receive calls. In many cases, this would obstruct the ability to watch television while a call is in progress thereby disrupting family television watching for the length of the call. Also, the videoconference nature of the product eliminates the ability to communicate on a private, one-on-one level. The main competitors in this sector include D-Link Systems, Inc., Sorenson Media and Polycom Inc.

        Telephone Products.    Vialta, Inc. produces the "Beamer", an H.324 (POTS) video phone that is designed for connection to a standard telephone. The product utilizes a standard analog telephone for connection to the PSTN and as the listening device. Since the unit uses traditional telephone lines for connectivity it cannot take advantage of the high-speed data systems available through cable and DSL modems.

        Web Cam Products.    Web cams are different from other competitive products in that they did not arise from either business video phones or video conferencing. Rather, they began in the early days of the Internet when "techies" were expanding the capabilities of PC-based content and applications with low-cost attachments to the computer. Currently, web cams are often used to display visual information rather than as a means for personal communication. Many popular web sites use web cams to show traffic, weather, adult activities and other visually interesting subjects. Software such as Net Meeting, Instant Messenger and MSN messenger are being supported in web cams to enable a video chat option to these Internet-based services. Competitors in this category include Logitech, Inc., Intel Corporation, 3Com Corporation, and Creative Technology, Ltd.

        Hybrid Web Cam-Business Phone Products.    In recent months, Cisco Systems, Inc. introduced a hybrid video phone product that is designed for the business phone market. The Cisco product consists of a web cam device and host software that enables video phone functionality when used in conjunction with an IP phone and call processing hardware. We believe this product requires a significant capital investment for implementing the call processing hardware and IP phones.

Intellectual Property

        We plan to rely on patent, trade secret, trademark and copyright law to protect our video phone intellectual property. Although we have filed multiple patent applications for our technology, our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, there can be no assurance that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented or challenged. Moreover, there can be no assurance that the rights granted under any such patents will provide competitive advantages to us or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

Government Regulation

        Our Ojo video phone will be required to comply with various laws and government regulations, including Parts 15 and 68 of the FCC's regulations, which relate to radio frequency devices and to terminal equipment that is connected to the telephone network. The legal and regulatory environment that pertains to our business is uncertain and changing rapidly. New legislation or regulation could be introduced that could substantially impact our ability to launch and promote the Ojo video phone. For example, in the United States, the FCC and state regulatory commissions could undertake an examination of whether to impose surcharges or additional regulations upon certain providers of Internet protocol, or IP, based communication services. The imposition of regulations on IP communications services may negatively impact our business.

Research and Development

        To date, engineering and product development has been a significant focus of ours. The principal focus of our current engineering and development activities is development and enhancement of our Ojo video phone. Development of the Ojo video phone has required combining technical experience and knowledge from two historically separate industries, cable and telephony. Our engineering and development expenditures in connection with our Ojo video phone were approximately $0, $3,256,000 and $6,469,000 for the years ended December 31, 2001, 2002, and 2003, respectively.

Employees

        As of June 30, 2004, on a consolidated basis, we had approximately 40 full-time employees. All of our employees are located in Trevose, Pennsylvania. None of our employees are represented by a labor union, and we have no collective bargaining agreement. We consider our employee relations to be good.

Financial Information Relating to Foreign and Domestic Operations and Export Sales

	2002	2003
	(dollars in thousands)
Revenues by geographic area:
United States	$13,289	$3,527
Other North America* (including Latin America)	489	119
South America*	11	152
Asia*	3	—
Europe*	86	88
Total	$13,878	$3,886
Loss from operations (all from United States operations)	$(19,466)	$(11,957)
Identifiable Assets (all within the United States)	$14,019	$5,117

*
These represent export sales. Contracts and orders are denominated in U.S. dollars.

PROPERTY

        Our corporate headquarters is located in Trevose, Pennsylvania in a leased facility consisting of approximately 72,000 square feet. The lease for this space will expire in June 2009, with an option to extend for an additional 10 years. As discussed below, we have not paid our rent on our current facility since May 2003 and our landlord has the right to regain possession of the facility at any time.

LEGAL PROCEEDINGS

        We have not paid our rent on our current facility since May 2003. As a result, our landlord, 3190 T General, Inc. in September 2003, filed an action in the Court of Common Pleas, Bucks County Pennsylvania to perfect its interest to take possession of our facility at any time, and to establish damages for past rent and expenses. A judgment has been granted allowing our landlord to regain possession of the facility, although we remain in the facility and have been in the process of attempting to negotiate a settlement of our lease obligation with the landlord in an effort to reduce our outstanding liability and secure the continued right to occupy the facility with a reduced ongoing lease obligation. In lieu of rent payments our landlord has drawn from our security deposit to satisfy the unpaid rent and such deposit has now been fully depleted. We have recently been informed, however, that the landlord's mortgage holder has become a successor to the landlord's interest in the property and according future negotiations, if any, will now be with the mortgage holder, although there can be no assurance that a settlement can be obtained.

MANAGEMENT

Directors and Executive Officers of the Registrant.

        Our executive officers and directors are as follows:

Name	Age	Position(s)
Hal M. Krisbergh(1)	57	Chairman of the Board of Directors and Chief Executive Officer
Joel I. Boyarski	57	Vice President, Chief Financial Officer
Randall J. Gort	55	Chief Legal Officer and Secretary
James E. McLoughlin	51	Vice President, Account Development and Marketing
Richard Westerfer	46	Chief Operations Officer
Steven C. Davidson(2)	55	Director
Clarence L. Irving, Jr.(1)	49	Director
Martin Jaffe(2)	57	Director
Jeff Morris(1)	52	Director
Lemuel Tarshis(2)	63	Director

(1)
Member of Compensation Committee

(2)
Member of Audit Committee

        Hal M. Krisbergh has served as our Chairman and Chief Executive Officer since our inception in March 1995. From September 1981 to September 1994, Mr. Krisbergh was an executive officer of General Instrument (now a part of Motorola, Inc.). Mr. Krisbergh served as President of General Instrument's Communications Division and, for the past 17 years, has been a well-known figure in the cable industry. He is a recognized leader in the development of addressable cable boxes, impulse pay-per-view, opto-electronics and digital audio technologies. In 1991, Mr. Krisbergh received cable television's prestigious Vanguard award. Prior to joining General Instrument, Mr. Krisbergh was employed by W. R. Grace & Co., Deloitte & Touche and Raytheon Company.

        Joel I. Boyarski joined our company in October 1999 and was named Vice President and Chief Financial Officer in September 2002. Prior to becoming Vice President and Chief Financial Officer, Mr. Boyarski served as General Manager of TVGateway, LLC from December 2001 until September 2002 and as Vice President of Business Development for TVGateway, LLC from June 2000 until December 2001. From October 1999 to June 2000, he served as a consultant for our company. Prior to joining us, Mr. Boyarski was a business and financial consultant from June 1998 to October 1999, and for 23 years prior to June 1998, he held a variety of management positions at Joseph E. Seagram and Sons, Inc., including Vice President of Finance and Business Planning for several of Seagram's Domestic and International divisions including North America, Asia Pacific and Global Duty Free.

        Randall J. Gort joined our company in August 1997 as Vice President, Legal and Corporate Affairs, General Counsel and Secretary. In January 2003 Mr. Gort became our Chief Legal Officer. From July 1995 to August 1997, Mr. Gort was General Counsel, Secretary, and Director of Legal and Corporate Affairs for Integrated Circuit Systems, Inc. Mr. Gort was in private practice from August 1994 through June 1995. Prior to that time, from May 1987 through July 1994, he was an Associate General Counsel for Commodore International Ltd. Mr. Gort was with Schlumberger Ltd. from October 1982 through early 1987, originally as Senior Attorney and then as General Counsel, FACTRON Division. From April 1979 through October 1982, Mr. Gort was Counsel for various divisions of the 3M Company, including Medical and Surgical Products Divisions, Orthopedic Products Division, Electro-Mechanical Resources Division and 3M's four tape divisions.

        James E. McLoughlin joined our company in February 2001 and in January 2002 was named Vice President, Marketing, Business and Account Development. Prior to this position, Mr. McLoughlin served as Vice President, Sales and Marketing. From February 1981 through February 2001, Mr. McLoughlin was Vice President, Affiliate Operations for Home Box Office, where he was responsible for sales and marketing of premium television services to affiliated cable television companies.

        Richard Westerfer joined our company in February 2000 as Vice President of Engineering. In December of 2000, Mr. Westerfer became Senior Vice President of Operations. He served in this position until April 2002, when he became Chief Operations Officer of WorldGate. Prior to joining us, from 1979 to February 2000, Mr. Westerfer served as the Senior Director of Engineering for General Instruments (now a part of Motorola, Inc.).

        Steven C. Davidson has been a member of our board of directors since April 2002. From 1979 until his retirement in April 2002, Mr. Davidson held various executive positions with HBO, Inc., most recently serving as Senior Vice President and General Manager of Affiliate Operations. In February 2004, Mr. Davidson returned to HBO, Inc., serving as Executive Vice President of Affiliate Sales. Mr. Davidson is also a member of Nation Fatherhood Initiative, a non-profit organization.

        Clarence L. Irving, Jr. has been a member of our board of directors since July 2000. He has been President and Chief Executive Officer of Irving Information Group, a consulting services firm, since October 1999 and has served as a director of Covad Communications Group, Inc. since April 1999. On August 15, 2002, Covad Communications Group, Inc. filed a voluntary petition for relief under Chapter 11 of the Federal bankruptcy code in the United States Bankruptcy Court for the District of Delaware. Mr. Irving served as Assistant Secretary of Commerce to the United States Department of Commerce from June 1993 to October 1999.

        Martin Jaffe has been a member of our board of directors since April 2002. Since January 2002, Mr. Jaffe has been the Chief Operating Officer, Managing Director and Founder of Silvercrest Asset Management Corporation. From November 2000 until September 2001, Mr. Jaffe was Chief Financial Officer of Credit Suisse Asset Management Corporation, and from 1981 until November 2000, Mr. Jaffe was Chief Operating Officer of Donaldson, Lufkin & Jenrette Asset Management Group.

        Jeff Morris has been a member of our board of directors since April 2001. Since April 2001, Mr. Morris has been the President of Digital Media Consulting, a new media consulting company. From July 2000 to April 2001, he was President and Chief Executive Officer of Yack, Inc., an Internet events and program guide. Mr. Morris is a veteran of the cable television industry, including a fifteen-year tenure from 1984 through 2000 at Showtime Networks, Inc., where his last position was Senior Vice President of New Media and Technology Development.

        Lemuel Tarshis has been a member of our board of directors since April 2001. Since August 1991, Dr. Tarshis has been a director for the Alliance for Technology Management at the Stevens Institute of Technology. In addition, he recently worked as a consultant for Lucent Technologies Inc., Tyco International (US) Inc., GTECH Corporation, AT&T Corporation, Aequus Technologies, LLC and Verizon Communications, Inc.

Executive Compensation

        The following table sets forth information concerning compensation paid with respect to our chief executive officer and four other most highly compensated officers who were serving as such as of

December 31, 2003, each of whose aggregate compensation for fiscal 2003 exceeded $100,000, for services rendered in all capacities for us and our subsidiaries.

Summary Compensation Table
Fiscal Years 2003, 2002 and 2001

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options (#)	All Other Compensation
Hal M. Krisbergh Chairman and Chief Executive Officer	2001 2002 2003	$ $ $	337,080 337,080 337,080	$ $	151,650 37,913 —	160,000 80,000 —	— — —
Richard Westerfer Chief Operations Officer	2001 2002 2003	$ $ $	184,500 214,616 209,192	$ $	35,467 17,145 —	161,000 49,000 200,000	— — —
Randall J. Gort Chief Legal Officer	2001 2002 2003	$ $ $	187,650 200,769 200,000	$ $	63,925 15,831 —	127,333 24,000 200,000	— — —
Joel Boyarski Chief Financial Officer	2001 2002 2003	$ $ $	170,343 188,884 195,570	$ $	28,230 13,038 —	— 75,000 200,000	— — —
James McLoughlin Vice President, Account Development and Marketing	2001 2002 2003	$ $ $	159,231 189,513 190,800	$	— 16,450 —	40,000 18,400 161,500	— — —

        We have established a bonus plan which provides for the payment of bonuses to executive officers and other employees based upon the performance of WorldGate, the performance of the business division of which the officer or employee is a member and the performance of the officer or employee. Under this plan, we generally assess the prior year's performance and make bonus payments during the first calendar quarter of each year.

        In addition to salary and bonus compensation, we have a stock option plan, the WorldGate 1996 Stock Option Plan. The Option Plan provides for the granting of awards to such officers, other employees, consultants and directors of WorldGate and our affiliates as the Compensation Committee may determine from time to time. Generally, outstanding options vest in equal installments over a four-year period, but in no event may an option be exercised more than ten years following the date of its grant, subject to acceleration in the event of some changes of control of WorldGate. On October 5, 2000, our shareholders approved an increase in the total number of our shares of common stock available under the plan to 3,200,000. On October 5, 2001, our shareholders approved an automatic annual increase of shares reserved under the 1996 Plan in an amount equal to the lesser of 4% of the then outstanding shares of our common stock or 1,000,000 shares.

        The Compensation Committee has the authority to administer the stock option plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the stock option plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting WorldGate or the financial statements of WorldGate (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the stock option plan and any award; to prescribe, amend and rescind rules and regulations relating to the stock option plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the stock option plan.

        The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Compensation Committee, provided, however, that Incentive Stock Options may not have an option exercise price less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the Compensation Committee:

  •
  in cash or by check or wire transfer,

  •
  subject to the approval of the Compensation Committee, in common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise, or

  •
  subject to the approval of the Compensation Committee, by such other provision as the Compensation Committee may from time to time authorize.

        The board of directors or the Compensation Committee may suspend, revise, terminate or amend the stock option plan at any time, provided, however, that:

  •
  stockholder approval will be obtained if and to the extent required under Rule 16b-3 promulgated under the Exchange Act or if and to the extent the board determines that such approval is required for purposes of satisfying Section 162(m) or Section 422 of the Code, and

  •
  no such suspension, revision, termination or amendment may, without the consent of a participant, reduce the participant's rights under any outstanding award.

        On October 5, 2001, our shareholders approved the WorldGate 2001 Employee Stock Purchase Plan. The Stock Purchase Plan provides our eligible employees with the opportunity to periodically acquire shares of our common stock through payroll deductions. In general, the Stock Purchase Plan provides that:

  •
  each employee who has completed six months of continuous employment with WorldGate is eligible to participate in the Stock Purchase Plan so long as the employee customarily works at least 20 hours per week and 5 months per year;

  •
  participants in the Stock Purchase Plan are permitted to contribute up to fifteen percent of their compensation towards the purchase of our common stock;

  •
  at the end of each calendar quarter, the contributions of the participants are used to purchase shares of our common stock at the lower of eighty-five percent of the market price of our common stock: (i) at the beginning of each calendar quarter or (ii) at the end of each calendar quarter;

  •
  shares of our common stock that are purchased under the Stock Purchase Plan are not transferable by the participant until at least nine months has elapsed from the acquisition of the shares;

  •
  a maximum of 750,000 shares of our common stock (plus an annual increase of 375,000 shares) may be purchased in the aggregate by participants in the Stock Purchase Plan; and

  •
  our Board of Directors has the power and authority to administer the Stock Purchase Plan and may, subject to certain limitations suspend, revise, terminate or amend the Stock Purchase Plan.

        The following table presents information regarding options granted to our named executive officers during fiscal 2003 to purchase shares of our Common Stock.

Option/SAR Grants In Last Fiscal Year
(Individual Grants)

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year		Exercise or Base Price ($/S)		Expiration Date
Hal M. Krisbergh Chairman and Chief Executive Officer	—	—			—	—
Richard Westerfer Chief Operations Officer	37,000 163,000	1.8 7.7	% %	$ $	0.38 0.52	2/27/13 9/30/13
Randall J. Gort Chief Legal Officer	37,000 163,000	1.8 7.7	% %	$ $	0.38 0.52	2/27/13 9/30/13
Joel Boyarski Chief Financial Officer	57,000 143,000	2.7 6.8	% %	$ $	0.38 0.52	2/27/13 9/30/13
James McLoughlin Vice President, Account Development and Marketing	18,500 143,000	0.8 6.8	% %	$ $	0.38 0.52	2/27/13 9/30/13

        The following table shows the number of shares of common stock subject to exercisable and unexercisable stock options held by each of the named executive officers as of December 31, 2003. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $1.08, which was the per share closing sales price reported on the Nasdaq Small Cap Market on December 31, 2003.

Aggregated Option/SAR Exercises In Last Fiscal Year And FY-End Option/SAR Values

Name	Shares acquired on exercise (#)	Value Realized ($)	Number of securities underlying unexercised options/ SARS at fiscal year end (#) Exercisable/ Unexercisable	Value of unexercised in-the-money options/SARS at fiscal year end ($) Exercisable/Unexercisable
Hal M. Krisbergh Chairman and Chief Executive Officer	—	—	141,667/118,333	0/0
Richard Westerfer Chief Operations Officer	—	—	131,667/278,333	0/$117,180
Randall J. Gort Chief Legal Officer	—	—	101,499/249,834	0/$117,180
Joel Boyarski Chief Financial Officer	—	—	45,553/235,185	0/$119,980
James McLoughlin Vice President, Account Development and Marketing	—	—	24,600/195,300	0/$ 93,030

Compensation of Directors

        We adopted a new director compensation plan commencing in 2001. Pursuant to the new director plan, non-employee directors, currently Messrs. Davidson, Jaffe, Irving, Morris and Tarshis, will receive an annual stock grant of 6,500 shares, vesting in equal amounts over four years, issued at the fair market value on the date of grant, and a stipend of $1,000 for each board or committee meeting the director attends in person. During fiscal 2003 we amended this compensation plan, effective as of January 1, 2004, increasing the annual stock grant to 10,000 shares and the per meeting stipend to $1,000 for each meeting attended in person and $250 for each meeting attended telephonically. Furthermore, we added an annual stipend of $5,000 for 2004 and $10,000 for each year thereafter, as well as an initial stock grant of 30,000 shares upon becoming a non-employee director. We will continue to reimburse non-employee directors for reasonable travel expenses for attending board or committee meetings.

Compensation Committee Interlocks and Insider Participation

        The Compensation and Stock Option Committee (the "Compensation Committee") is currently composed of Messrs. Krisbergh, Morris and Irving. The Compensation Committee makes recommendations to the board concerning the compensation and benefits programs for its directors, officers and employees, including all options granted under our option plan. With the exception of Mr. Krisbergh, no member of the Compensation Committee is an officer or employee of our Company. Mr. Krisbergh does not, however, participate in the determination of his own compensation.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Our common stock, $0.01 par value, commenced trading on the Nasdaq National Market under the symbol "WGAT" upon our initial public offering on April 15, 1999. We applied for and received permission, effective January 9, 2003, to transfer the listing of our common stock to the Nasdaq SmallCap Market. The following table shows the high and low sales price as reported by the Nasdaq National Market and the Nasdaq SmallCap Market, as is applicable, for each quarter of 2002 and 2003 and for each quarter of 2004 through July 22, 2004.

	High	Low
Fiscal year ended December 31, 2002
First quarter	$2.85	$1.27
Second quarter	2.73	1.18
Third quarter	1.42	0.59
Fourth quarter	0.95	0.34
Fiscal year ended December 31, 2003
First quarter	$0.58	0.22
Second quarter	0.60	0.25
Third quarter	0.74	0.31
Fourth quarter	1.82	0.51
Fiscal year ended December 31, 2004
First quarter	$2.29	1.01
Second quarter	3.36	1.35
Third quarter (through July 22, 2004)	2.45	2.05

        As of July 9, 2004, there were approximately 344 holders of record of our common stock. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.

        We have never paid or declared any cash dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, to finance the growth and development of our business.

        The following table sets forth information as of December 31, 2003 regarding securities authorized for issuance under our equity compensation plans:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	4,122,403	$2.20	2,465,364(1)
Equity compensation plans not approved by security holders(1)	—	—	2,465,364(1)

(1)
In November 2003 our board of directors unanimously approved a new Equity Incentive Plan, which will be subject to shareholder approval at our next annual shareholders meeting. The plan as approved by the board does not authorize any incremental shares for issuance thereunder, but rather transfers the balance available for issuance under the 1996 Stock Option Plan after all issuances thereunder.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information as of July 9, 2004 regarding beneficial ownership of our common stock by the following persons:

  •
  each person who is known to us to own beneficially more than 5% of the outstanding shares of common stock,

  •
  each director of WorldGate,

  •
  each executive officer of WorldGate named in the executive compensation table above, and

  •
  all directors and executive officers of WorldGate as a group.

        Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of common stock subject to options or warrants exercisable within 60 days of July 9, 2004 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of the beneficial owners is 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Ownership
Hal M. Krisbergh(1)	6,027,563	21.2%
Mototech Inc.(2)	1,461,158	5.1%
Randall J. Gort(3)	360,045	1.3%
Richard Westerfer(4)	189,658	*
Joel Boyarski(5)	76,674	*
James McLoughlin(6)	43,825	*
Steven C. Davidson(7)	21,625	*
Martin Jaffe(8)	26,625	*
Clarence L. Irving, Jr.(9)	28,500	*
Jeff Morris(10)	19,875	*
Lemuel Tarshis(11)	53,741	*
All current directors and executive officers as a group (10 persons)	6,848,131	23.6%

*
Less than 1% of the outstanding common stock.

(1)
Includes options to purchase 200,000 shares of common stock. Also includes 299,938 shares held by Mr. Krisbergh's spouse and 300,000 shares held by the Krisbergh Family Foundation, with Mr. Krisbergh acting as the custodian for these shares.

(2)
Includes options to purchase 169,492 shares of our common stock.

(3)
Includes 68,399 shares of common stock held by Mr. Gort as custodian for his four minor children and options to purchase 148,583 shares of common stock.

(4)
Includes options to purchase 189,417 shares of common stock and 241 shares of common stock held by Mr. Westerfer's minor son.

(5)
Includes 2,000 shares of common stock held jointly with Mr. Boyarski's spouse and options to purchase 67,303 shares of common stock.

(6)
Includes options to purchase 43,825 shares of common stock.

(7)
Includes options to purchase 11,625 shares of common stock.

(8)
Includes options to purchase 11,625 shares of common stock.

(9)
Includes options to purchase 25,250 shares of common stock.

(10)
Includes options to purchase 19,875 shares of common stock.

(11)
Includes 12,000 shares of common stock held by Mr. Tarshis's spouse and options to purchase 36,541 shares of common stock.

DESCRIPTION OF THE SECURITIES

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 13,500,000 shares of preferred stock, par value $.01 per share. The following summary is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, and the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

        As of July 9, 2004, there were 28,225,590 shares of common stock outstanding. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of the Series A Convertible Preferred Stock and of any additional preferred stock which we may designate and issue in the future.

        Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. The holders of common stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast, and, except as otherwise required by law, our certificate of incorporation or bylaws, all other matters are determined by a majority of the votes cast. The common stock has no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon any liquidation, dissolution or winding up of our company, after payment of all debts and liabilities of our company and after payment of any liquidation preferences of then outstanding preferred stock, the holders of common stock will be entitled to receive a portion of all remaining assets that are legally available for distribution.

Preferred Stock

        Our company, by resolution of the board of directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 13,500,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of the preferred stock may have the effect of delaying, deferring or preventing a change of control of our company.

        On June 17, 2004, the board of directors authorized 7,550 shares of Series A Convertible Preferred Stock. All of such preferred stock was issued on June 24, 2004 and, as of July 9, 2004, remains outstanding. The rights, preferences and privileges of holders of the outstanding preferred stock are subject to, and may be adversely affected by, the rights of holders of shares of any additional preferred stock which we may designate and issue in the future.

        The holders of the preferred stock may convert their shares into our common stock at an initial conversion price of $2.35 per share. The conversion price adjusts in the event of stock dividends and splits and certain distributions to stockholders, fundamental transactions, and future equity transactions. The number of shares of common stock issuable upon conversion of the preferred stock increases with any accrued but unpaid dividends on the preferred stock, and changes in inverse proportion to the conversion price. We have the right to require conversion of the preferred stock into common stock upon achieving certain price targets with respect to our common stock and the satisfaction of certain other conditions.

        The preferred stock has a dividend rate of 5% per annum, payable quarterly and in preference to the payment of any dividend on our common stock. The dividends may be paid either by cash or, subject to certain conditions, through the issuance of common stock at our option (with stock payments being made at a 10% discount to the then current market price). The preferred stock has a staged maturity over three years with scheduled payments of one third due after 18 months, one half of the remainder due after 24 months and the balance due after 36 months. The preferred stock may be redeemed at maturity in cash or, subject to certain conditions, through the issuance of common stock, at our option (with stock payments being made at the then current market price).

        Upon any liquidation, dissolution or winding up of our company, after payment of all debts and liabilities of our company, but prior to any payment to the holders of common stock, the holders of the preferred stock will be entitled to receive the stated value of their preferred shares plus accrued but unpaid dividends. Holders of the preferred stock generally have no voting rights, but are entitled to veto certain actions which would have the effect of changing, altering, or diluting their shares.

Limitation on Liability

        Our certificate of incorporation limits or eliminates the liability of our directors or officers to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL, as amended. The DGCL provides that a director of our company shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

  •
  for any breach of such person's duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

  •
  for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and

  •
  for any transaction resulting in receipt by such person of an improper personal benefit.

        The certificate of incorporation also provides that the directors shall be entitled to the benefits of all limitations on the liability of directors generally that now or hereafter become available under the DGCL.

        The certificate of incorporation also contains provisions indemnifying our directors, officers and employees to the fullest extent permitted by the DGCL.

        We maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Certain Anti-Takeover Provisions

        The ability of our board under our certificate of incorporation to establish the rights of, and to cause our company to issue, substantial amounts of preferred stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our board may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of our company or to dilute the stock ownership of holders of common stock seeking to obtain control of our company. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

Section 203 of the Delaware General Corporation Law

        Section 203 of the DGCL prohibits some "business combinations" between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. For purposes of Section 203, business combinations are defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and some transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless:

  •
  the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder;

  •
  the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by some employee stock plans) in the transaction in which it becomes an interested stockholder; or

  •
  the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        The DGCL contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or bylaws to avoid the restrictions. We have not and do not currently intend to "elect out" of the application of Section 203 of the DGCL.

Bylaws

        Our bylaws contain provisions that require advance notice to be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and that specify procedures to be followed by stockholders in nominating persons for election to our board. Generally, the advance notice provisions require that the stockholder must give written notice to our Secretary:

  •
  in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year's annual meeting of stockholders; and

  •
  in the case of a special meeting, not less than 90 days prior to the scheduled date of the special meeting, (or, if later, 10 days after the first public announcement of the date of the special meeting), nor more than 120 days prior to the scheduled date of such special meeting.

In each case, the notice must set forth specific information regarding the stockholder and each director nominee or other business proposed by the stockholder, as applicable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.

EXPERTS

        The financial statements as of December 31, 2003 included in this prospectus have been so included in reliance on the report (which includes an explanatory paragraph relating to our ability to continue as a going concern as described in note 2 to the financial statements) of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

        The financial statements as of December 31, 2002 included in this prospectus have been so included in reliance on the report (which includes an explanatory paragraph relating to our ability to continue as a going concern as described in note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the securities offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read a copy of any document we file without charge at the public reference facility maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from that facility upon payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. We maintain our primary Website at www.wgate.com.

WORLDGATE COMMUNICATIONS, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants

To the Shareholders and Board of Directors
WorldGate Communications, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheet of WorldGate Communications, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statement of operations, stockholders equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WorldGate Communications, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended , in conformity with accounting principles generally accepted in the United States.

        We have also audited Schedule II of Worldgate Communications, Inc. and Subsidiaries for the year ended December 31, 2003. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net accumulated deficiency of $199 million that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
February 27, 2004

Report of Independent Accountants

To the Shareholders and Board of Directors of
WorldGate Communications, Inc.:

        In our opinion, the accompanying consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the results of operations, changes in stockholders' equity and cash flows of WorldGate Communications, Inc. and its Subsidiaries for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Notes 2 and 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002.

PricewaterhouseCoopers LLP

Philadelphia, PA
February 14, 2003

WORLDGATE COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEET

(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$3,365
Accounts receivable less allowance for doubtful accounts of $381	146
Inventory	—
Prepaid and other assets	199

Total current assets	3,710

Property and equipment	2,605
Less: accumulated depreciation and amortization	(1,338)
Property and equipment, net	1,267
Deposits and other assets	140

Total assets	$5,117

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	440
Accrued expenses	594
Accrued compensation and benefits	238
Deferred rent credit, current and other	30

Total current liabilities	1,302
Deferred rent credit	135

Total liabilities	1,437

Commitments and contingencies
Stockholders' equity:
Preferred Stock, $0.01 par value, 13,500,000 shares authorized	—
Class A Common Stock, $0.01 par value; 50,000,000 shares authorized, 26,206,843 and 25,706,843 shares issued and outstanding respectively	262
Additional paid-in capital	202,466
Unearned compensation	(400)
Accumulated deficit	(198,643)
Less Treasury Stock, at cost—500,000 shares	(5)

Total stockholders' equity	3,680

Total liabilities and stockholders' equity	$5,117

The accompanying notes are an integral part of these consolidated financial statements.

WORLDGATE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	2002	2003
Revenues:
Equipment product revenues earned from third parties	$933	$750
Equipment product revenues earned from related parties	15	1,492
Service fee revenues earned from third parties	954	667
Service fee revenues earned from related parties	11,976	977

Total revenues	13,878	3,886

Costs and expenses:
Cost of product revenues	4,537	5,042
Cost of consulting revenues	11,284	807
Engineering and development (excluding depreciation and amortization amounts of $597 and $346, respectively).	7,705	3,792
Sales and marketing (excluding depreciation and amortization amounts of $221 and $65, respectively).	2,585	871
General and administrative (excluding depreciation and amortization amounts of $340 and $331, respectively).	3,069	4,589
Depreciation and amortization	1,158	742
Goodwill impairment	3,006	—

Total costs and expenses	33,344	15,843

Loss from operations	(19,466)	(11,957)
Interest and other income	462	75
Interest and other expense	(206)	(523)
Gain on the sale of investment in TVGateway, LLC	—	600
Gain on the sale of intellectual property	—	2,400

Net loss	$(19,210)	$(9,405)

Net loss per common share (Basic and Diluted)	$(0.81)	$(0.40)

Weighted average common shares outstanding (Basic and Diluted)	23,573,935	23,259,611

The accompanying notes are an integral part of these consolidated financial statements.

WORLDGATE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(DOLLARS AND SHARES IN THOUSANDS)

	Common Stock						Treasury Stock
				Warrants for Class A Common Stock					Totals Stock holders' Equity
			Additional Paid-In Capital		Accumulated Deficit	Unearned Stock-based Compensation
	Shares	Amount					Shares	Amount
Balance at December 31, 2001	23,565	236	193,488	1,911	(170,028)	(192)			25,415

Authorization of deferred Compensation						192			192
Sale of Common Stock	13		15						15
Acquisition of Treasury Stock							(500)	(5)	(5)
Other—includes partial Contractual Obligation termination of $801			888						888
Net Loss for the year					(19,210)				(19,210)

Balance at December 31, 2002	23,578	236	194,391	1,911	(189,238)	—	(500)	(5)	7,295

Remaining portion of unearned compensation to vendor						(400)			(400)
Non-cash stock based Compensation			817						817
Issuance of Common Stock	2,629	26	2,175						2,201
Termination of Warrants			1,911	(1,911)
Other—includes final Contractual Obligation termination of $3,283			3,172						3,172
Net Loss for the Year					(9,405)				(9,405)

Balance at December 31, 2003	26,207	$262	$202,466	$—	$(198,643)	$(400)	(500)	$(5)	$3,680

The accompanying notes are an integral part of these consolidated financial statements

WORLDGATE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	2002	2003
Cash flows from operating activities:
Net loss	$(19,210)	$(9,405)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,158	742
Bad debt expense	628	679
Provision for inventory	2,209	3,037
Amortization of deferred compensation	192	—
Non-cash stock based compensation to product development vendor	—	200
Impairment of Goodwill	3,006	—
Loss on the disposition of fixed assets	150	484
Gain on sale of fixed assets	—	(2,400)
Gain on sale of investment in TVGateway, LLC	—	(600)
Non-employee stock compensation expense	—	817
Changes in operating assets and liabilities:
Accounts receivable	1,053	1,768
Inventories	805	925
Prepaid and other assets	60	815
Accounts payable	539	(788)
Accrued expenses	(879)	(185)
Accrued compensation and benefits	(425)	(894)
Other liabilities	(53)	(87)

Net cash used in operating activities	(10,767)	(4,892)

Cash flows from investing activities:
Capital expenditures	(112)	—
Proceeds from maturities of short-term investments, net	8,039	3,218
Proceeds from sale of equipment	10	570
Proceeds from the sale of intellectual property	—	2,400
Proceeds from the sale of investment in TVGateway	—	600

Net cash provided by investing activities	7,937	6,788

Cash flows from financing activities:
Proceeds from issuance of common stock	15	1,490
Proceeds from issuance of notes payable	443	—
Prepayments of capital leases and notes payable	(395)	(610)

Net cash provided by (used in) financing activities	63	880

Net increase (decrease) in cash and cash equivalents	(2,767)	2,776
Cash and cash equivalents, beginning of period	3,356	589

Cash and cash equivalents, end of period	$589	$3,365

The accompanying notes are an integral part of these consolidated financial statements.

WORLDGATE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands except for share and per share amounts)

1. Basis of Presentation

        The consolidated financial statements of WorldGate Communications, Inc. ("WorldGate" or the "Company") presented herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for annual reports on Form 10-K. WorldGate was incorporated in Delaware in 1996 to succeed to the business of the predecessor company, WorldGate Communications, L.L.C., which commenced operations in March 1995. WorldGate has developed a video phone designed specifically for personal video communication, and is differentiated, both from competitors and from previous efforts at personal video telephony, by providing: true-to-life communication, ease of deployment by high-speed data, or HSD, operators as well as businesses; a highly styled ergonomic design; and interoperation with the public switched telephone network, or PSTN.

        The consolidated financial statements of the company include the accounts of WorldGate Communications, Inc. and its wholly owned subsidiaries WorldGate Service, Inc., WorldGate Finance, Inc., and WorldGate Acquisition Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The financial information in this Report reflects, in the opinion of management, all adjustments of a normal recurring nature necessary to present fairly the results included in this report.

2. Summary of Significant Accounting Policies

Liquidity and Going Concern Considerations.

        As of December 31, 2003 the Company had cash and cash equivalents of $3,365. The operating cash usage for the twelve months ended December 31, 2003 was $4,892. During the third quarter of 2003, we completed a sale of certain assets, including our ITV intellectual property rights and our membership interest in TVGateway, LLC, for $3,000 in cash to TVGateway, LLC, a company we were instrumental in forming. Our transaction with TVGateway, LLC marked a shift in our business away from the ITV business and toward a new video phone product and associated business. The funds we received from the sale of assets to TVGateway, LLC, as well as the funds we received as a result of private placements of our securities on December 1, 2003 and December 4, 2003, have permitted us to fund the development of our new business.

        On December 1, 2003 and December 4, 2003, we completed private placements resulting in an aggregate issuance of 2,000,000 shares of our common stock at a sale price of $0.80 per share, five-year warrants to purchase up to 600,000 shares of our common stock at an exercise price of $1.00 per share, and additional investment rights to purchase, for a limited period of time, up to 400,000 shares of our common stock at an exercise price of $0.80 per share. In addition, we agreed to issue warrants to purchase up to an additional 120,000 shares of our common stock at an exercise price of $1.00 per share upon the exercise of the additional investment rights. The private placements resulted in aggregate gross proceeds to the Company of approximately $1.6 million. Ashenden Finance acted as the Company's placement agent with respect to the private placement and received a fee equal to 5% of the gross proceeds. In addition, Janney Montgomery Scott LLC received a fee equal to 1% of the gross proceeds from the private placement in connection with its engagement by the Company.

        The Company has no outstanding debt and its assets are not pledged as collateral. The Company continues to evaluate possibilities to obtain additional financing through public or private equity or debt offerings, bank debt financing, asset securitizations, or from other sources. Such additional financing would be subject to the risk of availability, may be dilutive to our shareholders, or could impose restrictions on operating activities. There can be no assurance that this additional financing will be available on terms acceptable to the Company, if at all. The Company has limited capacity to further reduce its workforce and scale back on capital and operational expenditures to decrease cash burn given the measures it has already taken to reduce staff and expenses.

        The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Therefore, the financial statements do not include any adjustments relating to the Company's ability to operate as a going concern. The appropriateness of using the going concern basis in the future, however, will be dependent upon the Company's ability to address its liquidity needs as described above. There is no assurance that the Company will be able to address its liquidity needs through the measures described above on acceptable terms and conditions, or at all, and accordingly, there is substantial doubt about the Company's ability to continue as a going concern. The independent auditors' report for the year ended December 31, 2003 includes an explanatory paragraph stating that because the Company has suffered recurring losses from operations and has a net accumulated deficiency of $198 million, those issues raise substantial doubt about the Company's ability to continue as a going concern.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions, which at times exceed the $100 FDIC limit.

Short-Term Investments

        Short-term investments consist of debt securities with original maturities greater than three months and less than one year. All such debt securities are classified as available for sale. Available for sale securities are carried at fair market value, with unrealized gains and losses reported in stockholders' equity as a component of other comprehensive income (loss). As of December 31, 2002, the fair market value of available for sale securities equaled the carrying value. Gains or losses on securities sold are based on the specific identification method.

Inventories

        Inventories are stated at the lower of cost or market on an average cost basis.

Property and Equipment

        Property and equipment is carried at original cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the related assets. The Company depreciates furniture and fixtures over seven years; office equipment over five years; and computer equipment and trade show exhibits over three years. Leasehold improvements are capitalized and amortized on the straight-line basis over the shorter of their useful life or the term of the lease. Maintenance and repairs are expensed as incurred. When the property or equipment is retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

        Qualified internally developed software costs for internal use are capitalized subsequent to both the preliminary project stage and when management has committed to funding, in accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed and obtained for Internal Use." The external direct costs of software, materials and services directly associated with the project are capitalized. Upon completion, internally developed software costs are depreciated over their estimated useful life of three years. The Company capitalized software development costs of $5 and $0 during the years ended December 31, 2002 and 2003, respectively.

Goodwill

        Goodwill in the amount of $3,608 was recorded in connection with the Company's acquisition of Digital Video Art, Inc. ("DVA") and represents the excess of cost over the fair value of net assets acquired. In 2000 and 2001, goodwill was amortized using the straight-line method over ten years. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." This pronouncement changes the accounting for goodwill and intangible assets with indefinite lives from an amortized method to an impairment approach. SFAS No. 142 requires that goodwill and intangible assets be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company's fiscal year. The Company's transitional impairment test, measured as of January 1, 2002, did not result in an impairment loss. However, as described in Note 5, an impairment of our goodwill was recorded in the second quarter of 2002.

Long-lived Assets

        The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such assets are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved. Measurement of the impairment, if any, will be based upon the difference between carrying value and the fair value of the asset.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of, and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented.

Revenue Recognition

        In addition to the following criteria, the Company does not recognize revenue before evidence of an agreement exists, prices are fixed or determinable and collectibility is reasonably assured. The Company derived revenue from the sale of headend units and other equipment to cable operators. Revenue from the sale of equipment is recognized by the Company when the products are shipped to and accepted by the customer.

        The Company also derives revenue from charges to cable operators for their subscribers' monthly access to the Company's service and service and maintenance fees. These revenues are recognized as services are rendered.

        Revenues from advertising are recognized by the Company when earned. Depending on specific arrangements, advertising revenues are earned when a customer's advertisement is displayed on our page or when a subscriber clicks on the banner advertisement.

        The Company derived revenue from TVGateway from charges for licensing fees, management consulting, engineering, product delivery services and certain administrative costs. These revenues are recognized as services are rendered. Refer to Note 13 to the financial statements regarding the Company's relationship with TVGateway.

Cost of Revenues

        Cost of equipment product revenues includes costs related to the production of hardware, installation and training as well as costs incurred for the assembly, installation and testing of systems. Cost of service fee revenues includes consulting fees covering engineering, development, support and administrative services.

Engineering and Development Costs

        Engineering and development costs are expensed as incurred.

Advertising Costs

        Advertising costs, included in sales and marketing expense, are expensed in the period incurred. Advertising expenses were $298 and $43 for the years ended December 31, 2002 and 2003, respectively.

Income Taxes

        Provision for income taxes is determined based on the asset and liability method. The asset and liability method provides that deferred tax balances are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities or assets at the end of each period are determined using the tax rate enacted under the current tax law. The measurement of net deferred tax assets is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized, and a corresponding valuation allowance is established.

Stock-Based Compensation

        The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and has presented the required SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," pro forma disclosure in the table below.

        At December 31, 2003, the Company had stock based compensation plans, which are described separately in Note 8. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans, and accordingly, no compensation cost has been recognized for the Company's fixed stock based compensation. Had compensation cost been determined consistent with SFAS No. 123, as amended by SFAS No. 148, the Company's net loss would have been increased to the following pro forma amounts:

	Year Ended December 31
	2002	2003
Net loss, as reported	$(19,210)	$(9,405)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	192
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax of $0	(4,631)	(5,523)
Pro forma net income	$(23,649)	$(14,928)

Net loss per share:
Basic and diluted—as reported	$(0.81)	$(0.40)

Basic and diluted—pro forma	$(1.00)	$(0.64)

        Such pro forma disclosures may not be representative of future compensation expense because options vest over several years and additional grants are made each year.

Net Loss Per Share (Basic and Diluted)

        Basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per common share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of shares of common stock issuable upon the exercise of stock options and warrants. The number of potential common shares which would have been assumed to be converted in the years ended December 31, 2002 and 2003 have a dilutive effect if the Company had income from continuing operations is 6,001,324, and 7,243,403, respectively.

Comprehensive Loss

        As it relates to the Company, components of comprehensive loss include net loss and unrealized gains and losses on available for sale securities. For the years ended December 31, 2002 and 2003, net loss and comprehensive loss were identical because the carrying value of the Company's available for sale securities equaled the fair market value of such securities.

Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable and accounts payable. The book value of cash and cash equivalents, accounts receivable, and accounts payable is considered to be representative of their fair value because of their short maturities. Short-term investments are carried at market value.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents, short-term investments, and accounts receivable. The Company has its cash and cash equivalents placed with high quality, creditworthy financial institutions. As part of its cash management process, the Company performs periodic evaluation of the relative credit standing of these institutions. Credit risk on the Company's short-term investments is managed through diversification and by investing in mortgage-backed securities issued by U.S. government agencies and high-quality corporate issuers.

        Accounts receivables consist of receivables from cable operators. Furthermore, a significant portion of our revenues is generated outside the U.S. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. The Company has established allowances for potential credit losses and such losses have not exceeded management expectations.

        Accounts receivable from major customers in excess of 10% of total accounts receivable were as follows:

Customer	2003
A	36%
B	10%
46%

        Sales to major customers, in excess of 10% of total revenues, were as follows for each of the years ended December 31:

Customer	2002	2003
A	84%	48%

        Revenues by geographic area are attributed to the United States and to all foreign countries based on customer locations as follows:

	2002	2003
	(dollars in thousands)
United States	$13,289	$3,527
Other North America (including Latin America)	489	119
South America	11	152
Asia	3
Europe	86	88

Total	$13,878	$3,886

        All of the Company's long-lived assets are located in the United States.

Vulnerability Due to Certain Concentrations

        The Company's growth and future success is substantially dependent upon its ability to convince cable operators to offer and continue to offer our previous interactive TV product line to their subscribers.

        The Company is highly reliant on two suppliers of set-top cable boxes. At present the agreements with these manufacturers do not require them to ensure compatibility of the WorldGate technology with their current or next generation cable boxes or prohibit them from establishing relationships with the Company's competitors.

Recent Accounting Pronouncements

        On January 1, 2003, WorldGate adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of SFAS No. 143 did not have any impact on WorldGate's financial position or results of operations.

        On January 1, 2003, WorldGate adopted Financial Accounting Standards Board (FASB) Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others, which requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation that it assumes under the guarantee. Guarantors are also required to meet expanded disclosure obligations. The adoption of Interpretation No. 45 did not have a material impact on WorldGate's financial position or results of operations.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which are entities that either (a) do not have equity investors with vesting rights or (b) have equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation is effective immediately for variable interest entities created after February 1, 2003. In December 2003, the FASB published FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). FIN 46(R), among other things, defers the effective date of implementation for certain entities. The revised interpretation is effective for the first interim or annual reporting period ending after March 15, 2004, with the exception of structures that are commonly referred to as special-purpose entities, for which the statement is effective for periods ending after December 15, 2003. The adoption of Interpretation No. 46 is not expected to have a material impact on WorldGate's results of operations or financial position.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of SFAS No. 149 generally are to be applied prospectively only. The adoption of SAFS No. 149 did not have a material impact on WorldGate's results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement by an issuer of certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within the scope as a liability (or asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except as it relates to consolidated limited-life subsidiaries. The FASB indefinitely deferred the effective date of this statement as it relates to certain mandatorily redeemable non-controlling interests in consolidated limited-life subsidiaries. WorldGate does not have any interest in limited-life entities as of December 31, 2003. The adoption of the effective provisions of SFAS No. 150 did not have an impact on WorldGate's results of operations or financial position.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employer's Disclosures about Pensions and Other Postretirement Benefits. This statement revises employers' disclosures about pension plans and other postretirement benefit plans; however it does not change the measurement or recognition of those plans required by SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The revised statement retains the disclosure requirements contained in the original SFAS No. 132 and requires additional disclosures to those in the original statement about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised statement is effective for fiscal years ending after December 15, 2003.

3. Inventories

        During the years ended December 31, 2002 and 2003, as a response to the continued slow economy, turmoil in the cable industry and the Company's slower than expected deployment of WorldGate's ITV products and services, the Company periodically re-evaluated its inventory and determined that it was in excess of foreseeable needs and should be resold. The carrying values of the inventory that were identified to be used in operations were written down to market value. Total charges to reduce the carrying amount of inventory to the lower of cost of market was $2,209 and $3,037 during the years ended December 31, 2002 and 2003, respectively. The inventory balance at December 31, 2003 was $0.

        These non-cash charges are included in the "cost of equipment product revenues" line item on the consolidated statements of operations.

4. Property and Equipment

        Property and equipment consist of the following at December 31, 2003:

2003
(Dollars in Thousands)
Computer equipment and internally developed software	965
Office equipment	211
Furniture and fixtures	625
Leasehold improvements	804

2,605
Less accumulated depreciation and amortization:
Property and equipment	1,338

Property and equipment, net	$1,267

        Depreciation and amortization on property and equipment in the amount of $1,158 and $742 was recorded for each of the two years ending December 31, 2003.

5. Goodwill

        The Company had goodwill of $3,608 and accumulated amortization of $602 at December 31, 2001. In accordance with SFAS No. 142, no goodwill amortization expense was recognized during the twelve month period ended December 31, 2002. During the second quarter of 2002, in an effort to cut costs and achieve operational efficiencies, the Company commenced the termination of all personnel of the former Digital Video Art, Inc. ("DVA") who performed engineering development services. In conjunction with this action, it was determined that the carrying amount of the Company's remaining goodwill exceeded its fair value. As such, the Company measured the impairment loss by the amount the carrying value exceeded the implied fair value of the goodwill. The amount of the non-cash impairment loss was $3,006. The fair value of goodwill was estimated using the expected present value of future cash flows. The change in the carrying amount of goodwill for the twelve months ended December 31, 2002, is as follows:

	Goodwill	Accumulated Amortization	Carrying Value
Balance as of December 31, 2001	$3,608	$602	$3,006
Impairment loss	(3,608)	(602)	(3,006)

Balance as of December 31, 2002	$0	$0	$0

        The following table provides comparative earnings and earnings per share had the non-amortization provisions of SFAS No. 142 been adopted for the previous period presented:

Year Ended
December 31, 2002
Reported net loss	$(19,210)
Add back: Goodwill amortization	0
Adjusted net loss	$(19,210)
Basic and diluted earnings per share:
Reported net loss	$(0.81)
Goodwill amortization	.00
Adjusted net income	$(0.81)

6. Financing Agreements

        During 2002, the Company financed its Directors and Officers' Insurance Policy. At December 31, 2002, the remaining unpaid portion of the note payable totaled $50. This balance was paid subsequent to year end. The weighted average interest rate on the outstanding note payable borrowing for the year ended December 31, 2002 was 4.78%. At December 31, 2003, the Directors and officers' Insurance Policy was paid in full for the policy period ending April 15, 2004.

7. Income Taxes

        The significant components of deferred tax assets at December 31, 2003 are as follows:

2003
(Dollars in Thousands)
Federal tax loss carryforward	$60,726
State tax loss carryforward	8,270
Property and equipment	688
Research and experimentation credit	2,637
Officers' compensation, accrued expenses and other	426
Bad debt expense	154

72,901
Less: valuation allowance	(72,901)

—

        A valuation allowance was established against the Company's net deferred tax asset due to the Company's lack of earnings history and, accordingly, the uncertainty as to the realization of the asset. A portion of the gross deferred asset and related valuation allowance is attributable to stock option expense. To the extent that such assets are realized in the future, the benefit is applied to equity.

        At December 31, 2003, the Company had a net operating loss carryforward of approximately $178,605 for federal tax purposes, expiring between 2012 and 2023 if not utilized. The net operating loss carryforward for state tax purposes is approximately $82,783, which will expire in 2023. These carryforwards may be applied as a reduction to future taxable income of the Company, if any. The state net operating loss carryforwards are limited by state tax law to a maximum utilization of $2,000 per year. The Company also has federal and state research and experimentation credit carryforwards of approximately $2,602 and $52 respectively. The federal research and experimentation credit carryforwards expire between 2012 and 2023 and the state research and experimentation credit carryforward expires 2017. The Company's ability to utilize its net operating loss carryforwards and credit carryforwards may be subject to annual limitations as a result of prior or future changes in ownership and tax law as defined under Section 382 of the Internal Revenue Code of 1986. Such limitations are based on the market value of the Company at the time of ownership change multiplied by the long-term exempt note supplied by the Internal Revenue Service.

8. Stockholders' Equity

Preferred Stock

        The Company has the authority to issue from time to time up to an aggregate of 13,500,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company. There are no shares of preferred stock outstanding.

Warrants

        In connection with the issuance of notes payable in March 1999 (that have since been repaid), the holders of the notes received warrants to purchase up to 331,490 shares of common stock, subject to adjustment, at an exercise price of $16.50 per share, subject to adjustment. The warrants expired unexercised in March 2002.

        In August 2000, the Company issued warrants to the TVGateway partners as part of the TVGateway Joint Venture more fully described in Note 13. These warrants may be exercised to purchase in the aggregate up to 1,500,000 shares of common stock at an exercise price of $24.78 and up to 500,000 additional shares of common stock at an exercise price of $12.39. The warrants are subject to vesting at varying rates based on the deployment of the Company's Internet TV service on each operator's digital cable systems. On September 30, 2003, 1,000,000 warrants were cancelled. At December 31, 2003, none of the remaining warrants have vested.

        In November 2000, we entered into a deployment agreement with AT&T Broadband to deploy the Company's interactive services to AT&T digital customers in Cedar Falls and Waterloo, Iowa and Tacoma, Washington. As part of this agreement, the Company issued warrants to AT&T to purchase up to 1,000,000 shares of the Company's common stock at a per share exercise price of $16.02. The warrants are subject to vesting at varying rates based on the deployment of the Company's Internet TV service on AT&T's digital cable systems. At December 31, 2003, none of the warrants have vested.

        In connection with the December 2003 and January 2004 private placements, we issued warrants and additional investment rights to purchase shares of common stock. For the December 2003 transactions the warrants had an exercise price of $1.00 per share and the additional investment rights were priced at $0.80 per share. For the January 2004 transaction the warrants had an exercise price of $1.875 per share and the addition investment rights were priced at $1.50 per share. In addition, if the selling security holders exercise their additional investment rights, we will be obligated to issue additional warrants to purchase our common stock at an exercise price of $1.00 per share and $1.875 per share, respectively, for the December 2003 and the January 2004 transactions. Included with General and Administrative expenses in 2003 were $817 of expenses relating to the valuation of the above investment rights, warrants and warrant rights issued in December 2003 regarding investment advice and equity infusion. This valuation was determined by using the Black-Scholes minimum value option valuation model. The following assumptions were used for the share rights and the warrants and warrant rights, respectively: expected volatility of 100% and 100%; average risk-free interest rates of .81% and 3.20%; dividend yields of 0% and 0%; and expected lives of 0.8 and 5.0 years.

Stock Option Plan

        In December 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan"). This plan provides for the granting of stock options to officers, directors, employees and consultants. Grants under this plan may consist of options intended to qualify as incentive stock options ("ISO s"), or nonqualified stock options that are not intended to so qualify ("NQSOs"). The option price of any ISO will not be less than the fair market value on the date the option is granted (110% of fair value in certain instances). The option price of NQSOs may be greater than, equal to, or less than the fair market value on the date the option is granted. The 1996 plan originally authorized a maximum of 933,333 shares of common stock.

        In May 1999 and May 2000, the Board increased the total number of shares of common stock available under the 1996 Plan to 1,600,000 and 3,200,000 shares, respectively. In October 2000, the Company's stockholders approved these increases. In February 2001, the Board approved an automatic annual increase of shares reserved under the 1996 Plan in an amount equal to the lesser of 4% of the then outstanding shares of the Company's common stock or 1,000,000 shares. In October 2001, the Company's stockholders approved this increase.

        The Plan is administered by a committee of the Board of Directors. The committee determines the term of each option, provided, however, that the exercise period may not exceed ten years from the date of grant, and for ISOs, in certain instances, may not exceed five years. The options granted under this plan vest ratably over a four-year period from the date of grant.

        Unearned compensation expense of approximately $1,133 and $340 was recorded, for certain options which were granted to employees in 1998 and 1999, respectively, at below the estimated fair value at the time of grant, to acquire 213,343 and 39,058 shares of common stock, respectively. The compensation expense is being recognized over a four-year vesting period. No such options were granted during 2000, 2001 and 2002. Compensation expense of approximately $396, $388 and $192 was recognized in 2000, 2001 and 2002, respectively, related to these grants. As of December 31, 2003, no compensation expense remains to be recognized.

        On February 15, 2001, the Company's Board of Directors approved a plan (the "Exchange Offer") pursuant to which the Company would offer its employees and directors the opportunity to exchange all outstanding options to purchase shares of the Company's common stock granted under the Company's 1996 stock option plan having an exercise price of $5.00 or more per share (the "eligible options") together with all options granted to holders of eligible options within the six month period prior to the expiration date of the Exchange Offer, for new options to be granted six months and one day after the expiration of the Exchange Offer. On June 22, 2001, the Company commenced the Exchange Offer and filed with the SEC a Tender Offer Statement on Schedule TO. The Exchange Offer expired on July 30, 2001. Pursuant to the Exchange Offer, the Company accepted for exchange options to purchase 696,359 shares of the Company's common stock, representing approximately 21.31% of the options that were eligible to be tendered in the Exchange Offer. Subject to the terms of the Exchange Offer, on January 31, 2002 the Company granted options to purchase an aggregate of 558,742 shares of common stock, in exchange for such tendered options, having an exercise price per share equal to the closing price of a share of the Company's common stock as reported on the Nasdaq National Market on January 31, 2002, which was $1.9297. The Exchange Offer did not result in the recognition of compensation expense by the Company.

        The weighted-average fair value of the options granted was $1.85 and $0.50 per option during the years ended December 31, 2002 and 2003, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes fair value option valuation model. The following weighted-average assumptions were used for grants in 2002 and 2003, respectively: expected volatility of 100% and 100%; average risk-free interest rates of 4.69% and 2.96%; dividend yield of 0%; and expected lives of 5.8 and 3.8 years.

        A summary of the Company's stock plan is presented below:

	Stock Options	Weighted-Average Exercise Price
Outstanding, December 31, 2001	2,021,600	$5.29
Granted	1,693,305	$1.85
Exercised	—	—
Cancelled/forfeited	(989,939)	$4.01

Outstanding, December 31, 2002	2,724,966	$3.62

Granted	2,115,452	$0.50
Exercised	—	—
Cancelled/forfeited	(718,015)	$2.59

Outstanding, December 31, 2003	4,122,403	$2.20

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$0.26 - $2.43	2,819,870	8.8	$0.94	945,064	$1.42
$2.44 - $8.60	1,203,818	7.1	3.50	939,575	3.55
$8.61 - $16.78	12,962	5.2	16.50	12,962	16.50
$16.79 - $32.95	84,441	5.7	22.54	74,049	22.47
$32.96 - $41.13	3,312	6.0	40.04	3,178	40.27

	4,122,403	8.3	$2.20	1,974,873	$3.38

        For a period of approximately three (3) weeks in May 2001, executives (including the Chief Executive Officer) were granted four options, which vest in equal installments over a three-year period, for each share of common stock they purchased. The 4-for-1 matching grant was capped at the point that the aggregate purchase price of shares bought by an executive reached one hundred thousand dollars.

Employee Stock Purchase Plan

        In October 2001, our shareholders approved the WorldGate 2001 Employee Stock Purchase Plan that provides eligible participants with the opportunity to periodically acquire shares of our common stock through payroll deductions. Eligible participants may contribute up to fifteen percent of their compensation towards the purchase of our common stock. At the end of each calendar quarter, the contributions of the participants are used to purchase shares of the Company's common stock at the lower of eighty-five percent of the market price of our common stock: (i) at the beginning of each calendar quarter or (ii) at the end of each calendar quarter. A maximum of 750,000 shares of the Company's common stock (plus an annual increase of 375,000 shares) may be purchased in the aggregate by participants in the Stock Purchase Plan.

        During 2002 and 2003, the Company sold 12,668 and 3,880 shares of common stock under the Stock Purchase Plan for proceeds of $15 and $1, respectively.

9. Agreement with Argentine customer

        In 2001, the Company sold $742 worth of deployment equipment, keyboards and other items to a cable operator in Argentina who at the time, was not experiencing economic difficulties. Shortly after the sale, the country of Argentina encountered economic difficulties that adversely affected our Argentine customer's financial position. Our Argentine customer made a $400 payment on the equipment purchased but was having difficulties satisfying the remaining unpaid portion of their invoice. During the second quarter of 2002, after further negotiations with our Argentine customer, the Company believed that the best course of action to salvage value from the remaining $342 unpaid balance was to agree to a cash payment of $55, take back a portion of the keyboards previously sold worth $150 which was recorded as a reduction in revenues, and write off the remaining unsatisfied portion of their invoice of $137 through general and administrative expense. It is not a normal policy or practice of the Company to take back inventory previously sold; it was done only due to the extenuating circumstances. Our Argentine customer has made the cash payment stipulated in the agreement.

10. Net Loss Per Share

        The following table is a reconciliation of the numerators and denominators of the basic and diluted per share computations:

	Years Ended December 31
	2002	2003
Net loss	$(19,210)	$(9,405)

Basic loss per average common share:
Weighted average shares outstanding	23,573,935	23,259,611
Net loss	$(0.81)	$(0.40)
Diluted loss per average common share:
Weighted average shares outstanding	23,573,935	23,259,611
Net loss	$(0.81)	$(0.40)

11. Commitments and Contingencies

Leases

        The Company has entered into non-cancelable operating leases for its office facilities and certain equipment.

        The future minimum rental commitments under a non-cancelable leases for each fiscal years ended December 31 are as follows:

Fiscal Year	(Dollars in Thousands)
2004	$927
2005	945
2006	963
2007	981
2008	990
Thereafter	495

$5,301

        Total rent expense for operating leases for the years ended December 31, 2002 and 2003, respectively, amounted to approximately $1,442 and $957, respectively.

        See Note 13 regarding the commitments the Company has in its agreements with certain cable operators.

        The Company has not paid its rent on its current facility since May 2003. As a result, its landlord, 3190 T General, Inc. in September 2003, filed an action in the Court of Common Pleas, Bucks County Pennsylvania to perfect its interest to take possession of the Company's facility at any time, and to establish damages for past rent and expenses. Although a judgment has been granted allowing the Company's landlord to regain possession of the facility, the Company remains in the facility and is in the process of negotiating a settlement of its lease obligation with the landlord in an effort to reduce the Company's outstanding liability and secure the continued right to occupy the facility with a reduced ongoing lease obligation, although there can be no assurance that a settlement can be obtained. In lieu of monthly rent payments of $85 the Company's landlord is drawing down from its security deposit to satisfy the unpaid rent of $618 as of December 31, 2003. As of December 31, 2003, the amount of the deposit remaining after deduction for the unpaid rent is $132. 3190T General, Inc. is an entity formed by non-employee investors of the Company.

12. Related Party Transactions

        In 1997, the Company entered into an affiliation agreement with a cable operator who is an investor. Revenues recognized from this investor were approximately, $387 and $188 for the years ended December 31, 2002 and 2003, respectively. Accounts receivable amounted to approximately $2 at December 31, 2003.

        The Company has agreements with some investors to provide engineering and development support. As a result of these agreements, the Company has expensed approximately $1,837 and $557 for the years ended December 31, 2002 and 2003, respectively. Accounts payable amounted to approximately $788 at December 31, 2003. These stockholders are suppliers of technology and components for the Company's products and services. The agreements the Company has with these investors provide for licensing of technology, as well as contracted services, including hardware and software development, product testing and certification, and the creation and development of tools and systems to facilitate the Company's engineering efforts. These agreements do not provide for ongoing royalties, purchase provisions, or for any requirement to provide additional funding to the Company.

        In 1998, the Company entered into a leasing arrangement for a building with an entity formed by non-employee investors. Included in Deposits and other is approximately $132 related to this lease at December 31, 2003.

13. TVGateway Joint Venture and Related Cable Operator Agreements

TVGateway Joint Venture

        On July 24, 2000, the Company formed a separate joint venture, TVGateway, LLC, with four cable operators. As part of this venture WorldGate entered into a management agreement with TVGateway to provide engineering, operations and administrative support services. In addition to providing for the terms and conditions under which such services were to be provided, the management agreement provided for WorldGate and TVGateway to cooperate to transition to TVGateway some or all of the support services being provided by WorldGate and/or the employees providing these services. In addition, this provision required WorldGate to remain available to provide support services until July 24, 2005. During 2002 WorldGate and TVGateway agreed to commence the transition of services pursuant to this provision. In addition, the parties agreed that the management agreement would be of no further force and effect with respect to the services that are transferred as of the date of completion of the specific transfers. The companies completed this transition in first quarter 2003, and accordingly, WorldGate has now been relieved of any continuing obligation to provide such transitioned services. Further, WorldGate will no longer receive future revenues from the management agreement with TVGateway.

        Revenues for such services, which are included in service fee revenue, totaled $11,484 and $794, for the years ended December 31, 2002 and 2003. In addition, product sales to TVGateway totaled $92 and $1,078 for the years ended December 31, 2002 and 2003. Accounts Receivable from TVGateway amounted to $0 at December 31, 2003. WorldGate accounted for its 18% investment in the TVGateway joint venture, which was previously reduced to a carrying value of $0 due to prior losses, under the equity method.

        On September 30, 2003 the Company announced that it had sold to TVGateway, LLC certain ITV intellectual property rights and certain software and equipment related to the ITV business, which TVGateway was currently using, for $2.4 million. In addition, on August 7, 2003, WorldGate and TVGateway entered into a redemption agreement pursuant to which TVGateway redeemed WorldGate's equity interest in TVGateway for $600 thousand in cash. The purchase price for these assets in the aggregate was $3 million and will be used by the Company to fund continuing operations, as well as to develop and distribute its new Ojo video telephony product. As part of this transaction WorldGate retained a royalty-free license to certain of the transferred intellectual property rights and software.

        In connection with the Asset Purchase Agreement we entered into with TVGateway for the sale of certain ITV Business assets, we have an obligation to indemnify TVGateway for any losses from breaches of our representations or warranties in the Asset Purchase Agreement that occur within twelve months after the closing date of the TVGateway transaction or within the applicable statute of limitations period for claims relating to our ownership of our assets, payment of our taxes, and our compliance with applicable laws, if longer. Our indemnification obligations are limited by an overall cap of $0.5 million on the amount of the indemnification. Although we know of no breaches of our representations or warranties, the payment of any such indemnification obligations would adversely impact our cash resources and our ability to pursue our video phone business.

Related Cable Operator Agreements.

        In 2000, and concurrently with the formation of the TVGateway joint venture, the Company entered into multi-year agreements with four cable operators for the digital deployment of the Company's ITV service to a predetermined number of households. In addition to the deployment agreements, the cable providers purchased an aggregate of 1,531,211 shares of the Company's Common Stock yielding proceeds to the Company of $24,530. These same cable operators were issued warrants to purchase additional shares of Common Stock that were to vest at varying rates based on the deployment of the Company's ITV service on the cable operator's digital cable system. As part of the asset sale to TVGateway, two of the cable operators have returned their warrants to WorldGate, in the aggregate amount of 1 million shares and the same have been cancelled.

        Furthermore, the Company entered into a supply agreement with the cable operators whereby the Company agreed to supply these cable operators, on a pro rata basis, products that pertain to the development and deployment of the WorldGate service. The Company initially recorded a liability in the amount of $5,110 related to this obligation. The recorded amount was based on the Company's best estimate of what it would cost to satisfy the contractual obligation to the various cable operators. The Company's policy has been to not adjust the liability after it has been established. Any future change in the contractual obligation liability would be a reclassification to additional paid in capital. When equipment credits are utilized by the cable operators, the value of the equipment is reflected in its entirety in the cost of revenues. The equipment credit balance of $3,283 expired on August 24, 2003, consequentially, the Company reduced this liability of $3,283 and increased its paid in capital.

        In December 2002, WorldGate entered into a settlement agreement with CoxCom, Inc., one of the cable operator joint venture partners, stemming from a Term Sheet entered into by the two parties on July 24, 2000 whereby, among other things, CoxCom had agreed to make the WorldGate service available to a specified number of two-way interactive digital homes passed. As the cable operator had not complied and no longer intended to comply with the provisions in the Term Sheet, a settlement was reached between the two parties whereby the cable operator paid the Company $300 in cash, returned 500,000 shares of common stock of WorldGate that it previously purchased, and cancelled their right to the remaining unused portion of the above-mentioned equipment credit. The cash received has been recorded as other income and the common stock returned is reflected in treasury stock. The Company also reduced its contractual liability in the amount of $801 (with an offsetting entry to additional paid in capital) due to the operator's cancellation of their right to the equipment credit.

14. Employee Benefit Plan

        In 2000, the Company established a Retirement Savings Plan that is funded by the participant's salary reduction contributions. All employees of the Company are eligible to participate in the plan upon joining the Company. The plan is intended to permit any eligible employee who wishes to participate to contribute up to 12% of the employee's compensation on a before-tax basis under Section 401(k) of the Internal Revenue Code. The plan provides for discretionary Company matching contributions and discretionary Company profit-sharing contributions. Contributions are invested, in such proportions as the employee may elect in any of 10 mutual investment funds. In 2002 and 2003, the Company made no discretionary profit-sharing contributions to the plan. On May 28, 2003, this Retirement Savings Plan was terminated by the Company.

15. Supplemental disclosure of cash flow information

	Year ended December 31,
	2002	2003
	(dollars in thousands)
Cash paid for interest	$12	$15

Non-cash investing and financing activities:
Utilization of contractual obligation related to equity financing	$82	$—
Settlement of contractual obligation related to equity financing	802	3,283
Acquisition of treasury stock resulting from settlement of contractual obligation	5	—
Issuance of common stock in payment for product development	—	600
Issuance of notes payable for Directors and Officers' insurance policy	443	560

16. Recent Developments

        The Company filed a registration statement with the Securities and Exchange Commission on September 16, 2002 relating to a proposed distribution to its shareholders of subscription rights to purchase additional shares of common stock and warrants of the Company. This registration was withdrawn during the last quarter of 2003.

        The Company filed a registration statement with the Securities and Exchange Commission on December 24, 2003 relating to a private placement of its common stock to certain institutional investors and the resulting proposed resale by such investors of up to 3,745,000 shares of its common stock. This registration was declared effective on January 9, 2004.

Supplemental Quarterly Data (unaudited):

	First	Second	Third	Fourth
	(dollars in thousands other than per share amounts)
2003
Net revenues	$2,165	$391	$941	$389
Loss from operations	(1,877)	(3,006)	(2,798)	(4,276)
Net income (loss)	(1,885)	(2,999)	103	(4,624)
Basic and diluted net loss per common share	(0.08)	(0.13)	0.00	(0.19)
2002
Net revenues	$3,176	$3,917	$4,296	$2,489
Loss from operations	(4,220)	(9,484)	(3,160)	(2,602)
Net loss	(4,155)	(9,479)	(3,163)	(2,413)
Basic and diluted net loss per common share	(0.18)	(0.40)	(0.13)	(0.10)

WORLDGATE COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

March 31, 2004
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,448
Accounts receivable, less allowance for doubtful accounts of $0 at March 31, 2004 and $381 at December 31, 2003	112
Prepaid and other assets	75

Total current assets	3,635

Property and equipment	2,613
Less: accumulated depreciation and amortization	(1,440)

Property and equipment, net	1,173
Deposits and other assets	3

Total assets	$4,811

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$345
Accrued expenses	705
Accrued compensation and benefits	199
Deferred rent credit, current and other	30

Total current liabilities	1,279
Deferred rent credit	128

Total liabilities	1,407

Stockholders' equity:
Preferred Stock, $.01 par value, 13,500,000 shares authorized	—
Common stock, $.01 par value, 50,000,000 shares authorized, 27,771,748 shares issued and outstanding at March 31, 2004 and 25,706,843 shares issued and outstanding at December 31, 2003	283
Additional paid-in capital	204,908
Unearned compensation	(400)
Accumulated deficit	(201,382)
Less Treasury Stock, at cost—500,000 shares as of March 31, 2004 and December 31, 2003	(5)

Total stockholders' equity	3,404

Total liabilities and stockholders' equity	$4,811

The accompanying notes are an integral part of these financial statements.

WORLDGATE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in Thousands, Except per Share Amounts)

	Three Months ended March 31
	2004	2003
Revenues from operating activities of continuing operations
Equipment product revenues earned from third parties	$0	$0
Equipment product revenues earned from related parties	0	0
Service fee revenues earned from third parties	0	0
Service fee revenues earned from related parties	0	0

Total revenues from operating activities of continuing operations	0	0

Costs and expenses from operating activities of continuing operations
Cost of equipment product revenues	0	0
Cost of service fee revenues	0	0
Engineering and development (excluding depreciation and amortization amounts of $0 and $144 for the three months ended March 31, 2004 and 2003, respectively).	800	535
Sales and marketing (excluding depreciation and amortization amounts of $0 and $17 for the three months ended March 31, 2004 and 2003, respectively).	191	86
General and administrative (excluding depreciation and amortization amounts of $102 and $84 for the three months ended March 31, 2004 and 2003, respectively).	1,674	192
Depreciation and amortization	102	0

Total costs and expenses from operating activities from continuing operations	2,767	813

Loss from operating activities of continuing operations	(2,767)	(813)
Interest and other income	7	0
Interest and other expense	(1)	0

Loss from continuing operations	(2,761)	(813)
Income (loss) from discontinued operations	23	(1,072)

Net loss	$(2,738)	$(1,885)

Net loss per common share (basic and diluted)	$(0.10)	$(0.08)

Weighted average common shares outstanding—basic and diluted	27,236,662	23,578,645

The accompanying notes are an integral part of these financial statements.

WORLDGATE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in Thousands)

	Three months ended March 31,
	2004	2003
Cash flows from operating activities of continuing operations:
Net loss	$(2,761)	$(813)
Adjustments to reconcile net loss to cash used in operating activities of continuing operations
Depreciation and amortization	102	0
Non-cash stock based compensation	631	0
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	18	0
Prepaid and other assets	261	0
Accounts payable	(95)	0
Accrued expenses	111	0
Accrued compensation and benefits	(39)	0
Other	(7)	0

Net cash used in operating activities of continuing operations	(1,779)	(813)

Cash flows from investing activities of continuing operations:
Capital expenditures	(8)	0

Net cash provided by investing activities of continuing operations	(8)	0

Cash flows from financing activities of continuing operations:
Proceeds from the issuance of common stock	1,406	0
Proceeds from the exercise of stock options	105	0
Proceeds from the exercise of stock rights and warrants	320	0

Net cash provided by (used in) financing activities of continuing operations	1,831	0

Net cash contributed to continuing operations from discontinued operations	39	345

Net increase (decrease) in cash	83	(468)
Cash and cash equivalents, beginning of period	3,365	589

Cash and cash equivalents, end of period	$3,448	$121

Cash paid for interest	$0	$3
Non-cash financing activity:
Issuance of note payable to finance D&O insurance	0	560

The accompanying notes are an integral part of these financial statements.

WORLDGATE COMMUNICATIONS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Dollar Amounts are in Thousands, Except for Shares and per Share Amounts)

(Unaudited)

1. Basis of Presentation.

        The unaudited financial statements of WorldGate Communications, Inc. ("WorldGate" or the "Company") for the three months ended March 31, 2004 and March 31, 2003 presented herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for quarterly reports on Form 10-Q. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements for the year ended December 31, 2003 and the notes thereto included in the Company's Annual Report on Form 10-K.

        The financial information in this Report reflects, in the opinion of management, all adjustments of a normal recurring nature necessary to present fairly the results for the interim period. Quarterly operating results are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

2. Liquidity and Going Concern Considerations.

        As of March 31, 2004 the Company had cash and cash equivalents of $3,448. The operating cash usage from continuing operations for the three months ended March 31, 2004 was $1,779. During the third quarter of 2003, we completed a sale of certain assets, including our ITV intellectual property rights and our membership interest in TVGateway, LLC, for $3,000 in cash to TVGateway, LLC, a company we were instrumental in forming. Our transaction with TVGateway, LLC, marked a shift in our business away from the ITV business and toward a new video phone product and associated business. The funds we received from the sale of assets to TVGateway, LLC, as well as the funds we received as a result of private placements of our securities on December 1, 2003, December 4, 2003, January 21, 2004, and April 22, 2004, have permitted us to fund the development of our new business.

        In December 2003, and January 2004, WorldGate announced investments aggregating to a total of $3,100 by certain institutional investors. These investors purchased an aggregate of 3,000,000 shares of newly issued common stock. The investors also received a right, for a limited period of time, to purchase additional shares of up to 20% of the common stock purchased by the investors in their investment, at the same price as their investment, and five-year warrants to purchase up to 30% of the common stock purchased by the investors in their investment, at an exercise price equal to a twenty-five percent premium to their purchase price for the investment. The purchase price for the 2 million shares purchased in December 2003 transactions was $0.80 per share, with the warrants having a $1.00 per share exercise price. The purchase price for the 1 million shares purchased in the January 2004 transaction was $1.50 per share, with the warrants having a $1.875 per share exercise price. All additional invested rights associated with the December 2003 transaction were exercised during January and February of 2004, resulting in an incremental investment of $320,000.

        In December 2003, WorldGate announced that it reached agreement with Mototech Inc. for the purchase of 625,000 shares of newly issued common stock at $0.80 per share, in return for future design and engineering services by Mototech. WorldGate previously announced in November 2003, that it had contracted with Mototech to assist the Company with the design and volume manufacture of WorldGate's Ojo personal video phone. The purchase price for these shares will be paid by an equivalent reduction in the development and initial procurement payments that would otherwise be due to Mototech. Mototech is an affiliate of Accton Technology Group. They currently manufacture and distribute a full range of high performance high speed data and computer networking products, including cable set top boxes, home gateways, wireless LANs, hubs, switches, routers, and other related products. In addition, in April 2004, Mototech invested $1 million to purchase 666,666 shares of newly issued common stock at $1.50 per share.

        The Company has no outstanding debt and its assets are not pledged as collateral. The Company continues to evaluate possibilities to obtain additional financing through public or private equity or debt offerings, bank debt financing, asset securitizations, or from other sources. Such additional financing would be subject to the risk of availability, may be dilutive to our shareholders, or could impose restrictions on operating activities. There can be no assurance that this additional financing will be available on terms acceptable to the Company, if at all. The Company has limited capacity to further reduce its workforce and scale back on capital and operational expenditures to decrease its cash usage given the measures it has already taken to reduce staff and expenses.

        The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Therefore, the financial statements do not include any adjustments relating to the Company's ability to operate as a going concern. The appropriateness of using the going concern basis in the future, however, will be dependent upon the Company's ability to address its liquidity needs as described above. There is no assurance that the Company will be able to address its liquidity needs through the measures described above on acceptable terms and conditions, or at all, and accordingly, there is substantial doubt about the Company's ability to continue as a going concern. The independent auditors' report for the year ended December 31, 2003 includes an explanatory paragraph stating that because the Company has suffered recurring losses from operations and has a net accumulated deficiency of $198 million, those issues raise substantial doubt about the Company's ability to continue as a going concern.

3. Recent Accounting Pronouncement.

        On January 1, 2003. WorldGate adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of SFAS No. 143 did not have any impact on WorldGate's financial position or results of operations.

        On January 1, 2003, WorldGate adopted Financial Accounting Standards Board (FASB) Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others, which requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation that it assumes under the guarantee. Guarantors are also required to meet expanded disclosure obligations. The adoption of Interpretation No. 45 did not have a material impact on WorldGate's financial position or results of operations.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which are entities that either (a) do not have equity investors with vesting rights or (b) have equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation is effective immediately for variable interest entities created after February 1, 2003. In December 2003, the FASB published FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). FIN 46(R), among other things, defers the effective date of implementation for certain entities. The revised interpretation is effective for the first interim or annual reporting period ending after March 15, 2004, with the exception of structures that are commonly referred to as special-purpose entities, for which the statement is effective for periods ending after December 15, 2003. The adoption of Interpretation No. 46 is not expected to have a material impact on WorldGate's results of operations or financial position.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of SFAS No. 149 generally are to be applied prospectively only. The adoption of SFAS No. 149 did not have a material impact on WorldGate's results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement by an issuer of certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within the scope as a liability (or asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except as it relates to consolidated limited-life subsidiaries. The FASB indefinitely deferred the effective date of this statement as it relates to certain mandatorily redeemable non-controlling interests in consolidated limited-life subsidiaries. WorldGate does not have any interest in limited-life entities as of December 31, 2003. The adoption of the effective provisions of SFAS No. 150 did not have an impact on WorldGate's results of operations or financial position.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employer's Disclosures about Pensions and Other Postretirement Benefits. This statement revises employers' disclosures about pension plans and other postretirement benefit plans; however it does not change the measurement or recognition of those plans required by SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The revised statement retains the disclosure requirements contained in the original SFAS No. 132 and requires additional disclosures to those in the original statement about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised statement is effective for fiscal years ending after December 15, 2003.

4. Inventories.

        Inventories are summarized as follows:

	March 31, 2004	December 31, 2003
Raw material	$1,622	$1,622
Work in progress	—	—
Finished goods	—	—
Inventory held by customers and vendors	—	—

Total inventory	1,622	1,622
Inventory reserve	(1,622)	(1,622)

Net inventory	$—	$—

5. Stock-Based Compensation.

        The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure".

        The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans, and accordingly, no compensation cost has been recognized for the Company's fixed stock based compensation. Had compensation cost been determined consistent with SFAS No. 123, as amended by SFAS No. 148, the Company's net loss would have been increased to the following pro forma amounts:

	For the Three Month Period Ended March 31,
	2004	2003
Net loss:
As reported	$(2,738)	$(1,885)
Add: Stock-based compensation expense included in reported net loss, net of related tax effects of $0	0	40
Deduct: Total stock-based employee expense determined under the fair value based method for all awards, net of related tax effects	(2,249)	(1,420)

Pro forma net loss	(4,987)	(3,265)
Net Loss per share:
Basic and diluted—as reported	(0.10)	(0.08)
Basic and diluted—pro forma	(0.18)	(0.14)

        Such pro forma disclosures may not be representative of future compensation expense because options vest over several years and additional grants are made each year.

6. Related Party Transactions.

        In 1997, the Company entered into agreements with certain cable operators who are investors. Revenues recognized from such investors were approximately $0 and $57, for the three months ended March 31, 2004 and March 31, 2003, respectively. Accounts receivable from such investors amounted to approximately $0 at March 31, 2004 and $2 at December 31, 2003.

        The Company has agreements with some investors for the investors to provide engineering and development support. As a result of those agreements, the Company has expensed approximately $0 and $391, respectively, for the three months ended March 31, 2004 and March 31, 2003, respectively. Accounts payable to these stockholders amounted to $316 and $170 at March 31, 2004 and December 31, 2003, respectively. Some of these stockholders were suppliers of technology and components for the Company's discontinued ITV products and services. These agreements provided for licensing of technology, as well as contracted services, including hardware and software development, product testing and certification, and the creation and development of tools and systems to facilitate the Company's engineering efforts. These agreements did not provide for ongoing royalties, purchase provisions, or for any requirement to provide additional funding to the Company.

        In 1998 the Company entered into a leasing arrangement for a building with an entity formed by non-employee investors. Included in deposits and other assets at March 31, 2004 and 2003 is $0 and $750, respectively, related to this lease. The Company has not paid its rent on its current facility since May 2003. As a result, its landlord, 3190 T General, Inc. in September 2003, filed an action in the Court of Common Pleas, Bucks County Pennsylvania to perfect its interest to take possession of the Company's facility at any time, and to establish damages for past rent and expenses. Although a judgment has been granted allowing the Company's landlord to regain possession of the facility, the Company remains in the facility and is in the process of negotiating a settlement of it lease obligation with the landlord in an effort to reduce the Company's outstanding liability and secure the continued right to occupy the facility with a reduced ongoing lease obligation, although there can be no assurance that a settlement can be obtained. In lieu of monthly rent payments of $104 (offset by monthly sublease payments by TVGateway of $19 during the period February 1, 2003 through January 31, 2004), the Company's landlord has drawn down from its security deposit to satisfy the unpaid rent of $911 as of March 31, 2004. As of March 31, 2004, the amount of the deposit remaining after deduction for the unpaid rent is $0. The Company has continued to accrue the full rent expense through March 31, 2004.

7. TVGateway Joint Venture and related Cable Operator Agreements.

        On July 24, 2000, the Company formed a separate joint venture, TVGateway, LLC, with four cable operators. As part of this venture WorldGate entered into a management agreement with TVGateway to provide engineering, operations and administrative support services. In addition to providing for the terms and conditions under which such services were to be provided, the management agreement provided for WorldGate and TVGateway to cooperate to transition to TVGateway some or all of the support services being provided by WorldGate and/or the employees providing these services. In addition, this provision required WorldGate to remain available to provide support services until July 24, 2005. During 2002 WorldGate and TVGateway agreed to commence the transition of services pursuant to this provision. In addition, the parties agreed that the management agreement would be of no further force and effect with respect to the services that are transferred as of the date of completion of the specific transfers. The companies completed this transition in the first quarter 2003, and accordingly, WorldGate has now been relieved of any continuing obligation to provide such transitioned services. Further, WorldGate will no longer receive future revenues from the management agreement with TVGateway.

        Revenues for such services, which are included in service fee revenue, totaled $0, and $732, respectively for the three months ended March 31, 2004 and 2003. In addition, product sales to TVGateway totaled $0 and $1,079 for the three months ended March 31, 2004 and 2003. Accounts Receivable from TVGateway amounted to $0 at March 31, 2004 and $0 at December 31, 2003. WorldGate was accounting for its 18% investment in the TVGateway joint venture, which was previously reduced to a carrying value of $0 due to prior losses, under the equity method.

        On September 30, 2003 the Company announced that it had sold to TVGateway, LLC certain ITV intellectual property rights and certain software and equipment related to the ITV business, which TVGateway was currently using, for $2,400. In addition, on August 7, 2003, WorldGate and TVGateway entered into a redemption agreement pursuant to which TVGateway redeemed WorldGate's equity interest in TVGateway for $600 thousand in cash. The purchase price for these assets in the aggregate was $3,000 and was used by the Company to fund continuing operations, as well as to develop and distribute its new Ojo video telephony product. As part of this transaction WorldGate retained a royalty-free license to certain of the transferred intellectual property rights and software. At this time the Company does not plan to continue to support this interactive television (ITV) business.

        In connection with the Asset Purchase Agreement we entered into with TVGateway for the sale of certain ITV Business assets, we have an obligation to indemnify TVGateway for any losses from breaches of our representations or warranties in the Asset Purchase Agreement that occur within twelve months after the closing date of the TVGateway transaction or within the applicable statute of limitations period for claims relating to our ownership of our assets, payment of our taxes, and our compliance with applicable laws, if longer. Our indemnification obligations are limited by an overall cap of $500 on the amount of the indemnification. Although we know of no breaches of our representations or warranties, the payment of any such indemnification obligations would adversely impact our cash resources and our ability to pursue our video phone business.

8. Net Loss per Share.

        Basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per common share excludes potential common shares if the effect is antidilutive. Potential common shares comprise shares of common stock issuable upon the exercise of stock options and warrants. The number of potential common shares which would have been assumed to be converted in the periods ended March 31, 2004 and 2003 and have a dilutive effect if the Company had income from continuing operations, or if the options' exercise price was less than the average market price of the common shares, is 8,065,111 and 6,500,833, respectively.

10,343,997 SHARES OF COMMON STOCK

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        The registrant's certificate of incorporation, as amended, currently states that a director of the registrant shall have no personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        The registrant's bylaws require the registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving while a director or officer of the registrant at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Any person claiming indemnification as provided in the bylaws shall be entitled to advances from the registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law. On the request of any person requesting indemnification under such provisions, the board of directors of the registrant or a committee thereof shall determine whether such indemnification is permissible or such determination shall be made by independent legal counsel if the board or committee so directs or if the board or committee is not empowered by statute to make such determination.

        The indemnification and advancement of expenses provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is or was serving at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the bylaws.

        The duties of the registrant to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between the registrant and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

        Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that

Securities Act and is therefore unenforceable. The registrant has directors and officers liability insurance.

Item 25. Other Expenses of Issuance and Distribution.

        The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by WorldGate Communications, Inc. in connection with the issuance and distribution of the securities being offered hereby (other than underwriting discounts and commissions and underwriters' non-accountable expense allowance):

Securities and Exchange Commission registration fee	$2,843
Printing and engraving expenses	$2,500	*
Legal fees and expenses	$20,000	*
Accounting fees and expenses	$10,000	*
Transfer agent and registrar fees and expenses	$2,000	*
Miscellaneous	$5,500	*
Total	$42,843	*

*
Represents an estimated amount of the expense.

Item 26. Recent Sales of Unregistered Securities.

(1)
On December 1, 2003, we completed a private placement of 1,375,000 shares of our common stock at a sale price of $0.80 per share, five-year warrants to purchase up to 412,500 shares of our common stock at an exercise price of $1.00 per share, and additional investment rights to purchase, for a limited period of time, up to 275,000 shares of our common stock at an exercise price of $0.80 per share. In addition, we agreed to issue warrants to purchase up to an additional 82,500 shares of our common stock at an exercise price of $1.00 per share upon the exercise of the additional investment rights.

  The private placement resulted in gross proceeds to the Company of approximately $1.1 million. Ashenden Finance acted as our placement agent with respect to the Private Placement and received a fee equal to 5% of the gross proceeds. In addition, Janney Montgomery Scott LLC received a fee equal to 1% of the gross proceeds from the Private Placement in connection with its engagement by the Company.

  The common shares, warrants, and additional investment rights were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

(2)
On December 4, 2003, we completed a private placement of 625,000 shares of our common stock at a sale price of $0.80 per share, five-year warrants to purchase up to 187,500 shares of our common stock at an exercise price of $1.00 per share, and additional investment rights to purchase, for a limited period of time, up to 125,000 shares of our common stock at an exercise price of $0.80 per share. In addition, we agreed to issue warrants to purchase up to an additional 37,500 shares of our common stock at an exercise price of $1.00 per share upon the exercise of the additional investment rights.

  The private placement resulted in gross proceeds to the Company of $500,000. Ashenden Finance acted as our placement agent with respect to the Private Placement and received a fee equal to 5% of the gross proceeds. In addition, Janney Montgomery Scott LLC received a fee equal to 1% of the gross proceeds from the Private Placement in connection with its engagement by the Company.

  The common shares, warrants, and additional investment rights were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

(3)
On December 19, 2003, we issued 625,000 shares of our common stock to Mototech Inc. as payment in lieu of a payment of $500,000 that would otherwise be due under our manufacturing agreement with them. The common stock was issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

(4)
On January 21, 2004, we completed a private placement of 1,000,000 shares of our common stock at a sale price of $1.50 per share, five-year warrants to purchase up to 300,000 shares of our common stock at an exercise price of $1.875 per share, and additional investment rights to purchase, for a limited period of time, up to 200,000 shares of our common stock at an exercise price of $1.50 per share. In addition, we agreed to issue warrants to purchase up to an additional 10,000 shares of our common stock at an exercise price of $1.875 per share upon the exercise of the additional investment rights.

  The private placement resulted in gross proceeds to the Company of approximately $1,500,000. Ashenden Finance acted as our placement agent with respect to the Private Placement and received a fee equal to 5% of the gross proceeds. In addition, Janney Montgomery Scott LLC received a fee equal to 1% of the gross proceeds from the Private Placement in connection with its engagement by the Company.

  The common stock, warrants, and additional investment rights were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

(5)
On April 23, 2004, we completed a private placement of 666,666 shares of our common stock with Mototech Inc., at a sale price of $1.50 per share. The private placement resulted in gross proceeds to us of $1 million.

  The common stock was issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

(6)
On April 28, 2004, we entered into a Development and Distribution Agreement with General Instrument Corporation d/b/a the Broadband Communication Sector of Motorola, Inc., or Motorola. In connection with the Development and Distribution Agreement with Motorola, we issued a warrant to Motorola to purchase 300,000 shares of our common stock at an exercise price of $1.4375 per share, and agreed to issue additional warrants to purchase up to an additional 1,950,000 shares of our common stock, upon the achievement of certain product and sales milestones, at an exercise price based upon the average closing sales price of the our common stock during the 20 day period preceding the issuance of each warrant.

  The warrants were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

(7)
On June 11, 2004, we entered into an agreement with Sejin America to settle a dispute with respect to certain inventory alleged to have been purchased by the Company. In connection with the agreement, we issued 39,035 shares of our common stock to Sejin America in full settlement of the dispute. The common stock was issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

(8)
On June 24, 2004, we completed a private placement of 7,550 shares of our preferred stock at a sale price of $1000 per share, which preferred stock is convertible into our common stock at a conversion price of $2.35 per share, five-year warrants to purchase up to 803,190 shares of our common stock at an exercise price of $2.69 per share, and five-year warrants to purchase up to 803,190 shares of our common stock at an exercise price of $3.14 per share. The investors also received an additional investment right, for a limited period of time, to purchase 1,606,383 additional shares of common stock shares at $3.14 a share.

  The private placement resulted in gross proceeds to the Company of $7,550,000. The Company paid fees to Janney Montgomery Scott LLC, Ashenden Finance & Cie SA and Sloan Securities LLC, based upon the proceeds received by the Company from certain of the Investors participating in this financing. The aggregate fees payable to these entities was less than six percent of the gross proceeds.

  The preferred shares, warrants, and additional investment rights were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded to transactions not involving a public offering by Section 4(2) of that Act and Rule 506 thereunder.

Item 27. Exhibits.

        The following is a list of exhibits filed as a part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated parenthetically except for those situations where the exhibit number was the same as set forth below.

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Amended and Restated Bylaws (1)
3.3	Form of Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Company (2) (filed as Exhibit 3.1 to the June 8-K)
4.1	Form of Warrant issued by the Company to the Purchasers (as defined in the Amended and Restated Securities Agreement between the Company and the Purchasers dated as of December 4, 2003) (3)
4.2
Form of Additional Investment Right issued by the Company to the Purchasers (as defined in the Amended and Restated Securities Agreement between the Company and the Purchasers dated as of December 4, 2003) (3)
4.3
Form of Warrant dated as of January 21, 2004 issued by the Company to the Purchasers (as defined in the Securities Purchase Agreement dated as of January 21, 2004) (4) (filed as Exhibit 4.1 to the January 8-K)
4.4
Form of Additional Investment Right dated as of January 21, 2004 issued by the Company to the Purchasers (as defined in the Amended and Restated Securities Agreement dated as of January 21, 2004 between the Company and the Purchasers) (4) (filed as Exhibit 4.2 to the January 8-K)
4.5
Form of Series A Warrant dated as of June 24, 2004 issued by the Company to the Investors (as defined in the Securities Purchase Agreement dated as of June 24, 2004 between the Company and the Investors) (2) (filed as Exhibit 4.1 to the June 8-K)
4.6
Form of Series B Warrant dated as of June 24, 2004 issued by the Company to the Investors (as defined in the Securities Purchase Agreement dated as of June 24, 2004 between the Company and the Investors) (2) (filed as Exhibit 4.2 to the June 8-K)
4.7
Form of Series C Warrant dated as of June 24, 2004 issued by the Company to the Investors (as defined in the Securities Purchase Agreement dated as of June 24, 2004 between the Company and the Investors) (2) (filed as Exhibit 4.3 to the June 8-K)
5.1	Opinion of Drinker Biddle & Reath LLP*
10.1
Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC, as amended by First Amendment to Lease Agreement dated December 7, 1998 between WorldGate and Balanced Capital LLC, as further amended by Second Amendment to Lease Agreement dated December 17, 1998 between WorldGate and Balanced Capital LLC (5)
10.2	Manufacturing Agreement between WorldGate and Mototech Inc. dated September 9, 2003 (6)
10.3	First Amended and Restated Stockholders' Agreement dated September 2, 1998 among WorldGate and the stockholders identified therein (5) (filed as Exhibit 10.16 to the IPO Registration Statement)
10.4	Amendment to First Amended and Restated Stockholders' Agreement dated July 21, 2000 among WorldGate and the stockholders identified therein (7) (filed as Exhibit 10.9 to the 2000 Annual Report)

10.5	Amended and Restated 1996 Stock Option Plan, as amended (5) (filed as Exhibit 10.10 to the 2000 Annual Report)
10.6	2001 Employee Stock Purchase Plan (7) (filed as Exhibit 10.11 to the 2000 Annual Report)
10.7	Amended and Restated Securities Purchase Agreement dated as of December 4, 2003 by and between the Company and the Purchasers (as defined therein) (8)
10.8	Securities Purchase Agreement dated as of January 21, 2004 by and between the Company and the Purchasers (as defined therein) (4) (filed as Exhibit 99.1 to the January 8-K)
10.9
Development and Distribution Agreement dated as of April 28, 2004 between the Company, WorldGate Services, Inc. and General Instrument Corporation d/b/a the Broadband Communication Sector of Motorola, Inc. (9) (filed as Exhibit 99.1 to the July 8-K) (Portions of this agreement are subject to a confidential treatment request.)
10.10	Securities Purchase Agreement dated as of June 24, 2004 by and between the Company and the Investors (as defined therein) (2) (filed as Exhibit 99.1 to the June 8-K)
16	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated October 3, 2003 regarding change in certifying accountant (10)
21	Subsidiaries (11)
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Grant Thornton LLP*
23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)*
24	Power of Attorney (included in signature page)

*
Filed herewith.

(1)
Incorporated by reference to the exhibits to our Form 10-Q Report for the quarter ended March 31, 1999.

(2)
Incorporated by reference to the exhibits to our Current Report on Form 8-K dated June 25, 2004 (the "June 8-K").

(3)
Incorporated by reference to the exhibits to our Current Report on Form 8-K dated December 2, 2003.

(4)
Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated January 21, 2004 (the "January 8-K").

(5)
Incorporated by reference to the exhibits to our Registration Statement on Form S-1 (Registration No. 333-71997) (the "IPO Registration Statement").

(6)
Incorporated by reference to the exhibits to our Registration Statement on Form SB-2 (Registration No. 333-111571).

(7)
Incorporated by reference to the exhibits of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, filed August 17, 2001 (the "2000 Annual Report").

(8)
Incorporated by reference to the exhibits to our Current Report on Form 8-K dated December 4, 2003.

(9)
Incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K filed July 13, 2004 (the "July 8-K").

(10)
Incorporated by reference to the exhibits to our Current Report on Form 8-K dated October 6, 2003.

(11)
Incorporated by reference to the exhibits to our Form 10-K Report for the fiscal year ended December 31, 2003.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes:

(1)
to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase, and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the registrant will file a post-effective amendment to state the terms of such offering.

(2)
For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as a part of this registration statement as of the time the Commission declared it effective.

(3)
For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)
In accordance with Item 512(a) of Regulation S-B, relating to Rule 415 offerings, the registrant will:

(a)
File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)
Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, as amended, if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    Include any additional or changed material information on the plan of distribution.

  (b)
  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (c)
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

        In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Trevose, Commonwealth of Pennsylvania, on July 22, 2004.

WORLDGATE COMMUNICATIONS, INC.
By:	/s/ HAL M. KRISBERGH Hal M. Krisberg Chairman of the Board of Directors and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hal M. Krisbergh and Randall J. Gort, Esquire, or each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith and (2) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated, on the 22nd day of July, 2004.

Signature	Title

/s/ HAL M. KRISBERGH Hal M. Krisbergh	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ JOEL BOYARSKI Joel Boyarski	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ STEVEN C. DAVIDSON Steven C. Davidson	Director
Clarence L. Irving, Jr.	Director
/s/ MARTIN JAFFE Martin Jaffe	Director
/s/ JEFF MORRIS Jeff Morris	Director
/s/ LEMUEL TARSHIS Lemuel Tarshis	Director

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation(1)
3.2	Amended and Restated Bylaws(1)
3.3	Form of Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Company (2) (filed as Exhibit 3.1 to the June 8-K)
4.1	Form of Warrant issued by the Company to the Purchasers (as defined in the Amended and Restated Securities Agreement between the Company and the Purchasers dated as of December 4, 2003)(3)
4.2
Form of Additional Investment Right issued by the Company to the Purchasers (as defined in the Amended and Restated Securities Agreement between the Company and the Purchasers dated as of December 4, 2003)(3)
4.3
Form of Warrant dated as of January 21, 2004 issued by the Company to the Purchasers (as defined in the Securities Purchase Agreement dated as of January 21, 2004) (4) (filed as Exhibit 4.1 to the January 8-K)
4.4
Form of Additional Investment Right dated as of January 21, 2004 issued by the Company to the Purchasers (as defined in the Amended and Restated Securities Agreement dated as of January 21, 2004 between the Company and the Purchasers)(4) (filed as Exhibit 4.2 to the January 8-K)
4.5
Form of Series A Warrant dated as of June 24, 2004 issued by the Company to the Investors (as defined in the Securities Purchase Agreement dated as of June 24, 2004 between the Company and the Investors)(2) (filed as Exhibit 4.1 to the June 8-K)
4.6
Form of Series B Warrant dated as of June 24, 2004 issued by the Company to the Investors (as defined in the Securities Purchase Agreement dated as of June 24, 2004 between the Company and the Investors)(2) (filed as Exhibit 4.2 to the June 8-K)
4.7
Form of Series C Warrant dated as of June 24, 2004 issued by the Company to the Investors (as defined in the Securities Purchase Agreement dated as of June 24, 2004 between the Company and the Investors)(2) (filed as Exhibit 4.3 to the June 8-K)
5.1	Opinion of Drinker Biddle & Reath LLP*
10.1
Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC, as amended by First Amendment to Lease Agreement dated December 7, 1998 between WorldGate and Balanced Capital LLC, as further amended by Second Amendment to Lease Agreement dated December 17, 1998 between WorldGate and Balanced Capital LLC(5)
10.2	Manufacturing Agreement between WorldGate and Mototech Inc. dated September 9, 2003(6)
10.3	First Amended and Restated Stockholders' Agreement dated September 2, 1998 among WorldGate and the stockholders identified therein(5) (filed as Exhibit 10.16 to the IPO Registration Statement)
10.4	Amendment to First Amended and Restated Stockholders' Agreement dated July 21, 2000 among WorldGate and the stockholders identified therein(7) (filed as Exhibit 10.9 to the 2000 Annual Report)
10.5	Amended and Restated 1996 Stock Option Plan, as amended(6) (filed as Exhibit 10.10 to the 2000 Annual Report)
10.6	2001 Employee Stock Purchase Plan(7) (filed as Exhibit 10.11 to the 2000 Annual Report)

10.7	Amended and Restated Securities Purchase Agreement dated as of December 4, 2003 by and between the Company and the Purchasers (as defined therein)(8)
10.8	Securities Purchase Agreement dated as of January 21, 2004 by and between the Company and the Purchasers (as defined therein)(4) (filed as Exhibit 99.1 to the January 8-K)
10.9
Development and Distribution Agreement dated as of April 28, 2004 between the Company, WorldGate Services, Inc. and General Instrument Corporation d/b/a the Broadband Communication Sector of Motorola, Inc.(9) (filed as Exhibit 99.1 to the July 8-K) (Portions of this agreement are subject to a confidential treatment request.)
10.10	Securities Purchase Agreement dated as of June 24, 2004 by and between the Company and the Investors (as defined therein)(2) (filed as Exhibit 99.1 to the June 8-K)
16	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated October 3, 2003 regarding change in certifying accountant(10)
21	Subsidiaries(11)
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of Grant Thornton LLP*
23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)*
24	Power of Attorney (included in signature page)

*
Filed herewith.

(1)
Incorporated by reference to the exhibits to our Form 10-Q Report for the quarter ended March 31, 1999.

(2)
Incorporated by reference to the exhibits to our Current Report on Form 8-K dated June 25, 2004 (the "June 8-K").

(3)
Incorporated by reference to the exhibits to our Current Report on Form 8-K dated December 2, 2003.

(4)
Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated January 21, 2004 (the "January 8-K").

(5)
Incorporated by reference to the exhibits to our Registration Statement on Form S-1 (Registration No. 333-71997) (the "IPO Registration Statement").

(6)
Incorporated by reference to the exhibits to our Registration Statement on Form SB-2 (Registration No. 333-111571).

(7)
Incorporated by reference to the exhibits of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, filed August 17, 2001 (the "2000 Annual Report").

(8)
Incorporated by reference to the exhibits to our Current Report on Form 8-K dated December 4, 2003.

(9)
Incorporated by reference to the exhibits to our Current Report on Form 8-K filed July 13, 2004 (the "July 8-K").

(10)
Incorporated by reference to the exhibits to our Current Report on Form 8-K dated October 6, 2003.

(11)
Incorporated by reference to the exhibits to our Form 10-K Report for the fiscal year ended December 31, 2003.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
BUSINESS
PROPERTY
LEGAL PROCEEDINGS
MANAGEMENT
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Equity Compensation Plan Information
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF THE SECURITIES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
WORLDGATE COMMUNICATIONS, INC. INDEX TO FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEET (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DOLLARS AND SHARES IN THOUSANDS)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (DOLLARS IN THOUSANDS)
WORLDGATE COMMUNICATIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands except for share and per share amounts)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (Dollars in Thousands, Except per Share Amounts)
WORLDGATE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in Thousands)
WORLDGATE COMMUNICATIONS, INC. NOTES TO CONDENSED FINANCIAL STATEMENTS (Dollar Amounts are in Thousands, Except for Shares and per Share Amounts) (Unaudited)
10,343,997 SHARES OF COMMON STOCK
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX